CONTRACT OF WORK


                             BETWEEN


                      THE GOVERNMENT OF THE
                      REPUBLIK OF INDONESIA


                               AND


                 PT. FREEPORT INDONESIA COMPANY







                            CONTENTS

ARTICLE                                                      Page

     INTRODUCTION                                               1

1.   DEFINITIONS                                                3

2.   APPOINTMENT AND RESPONSIBILITY OF THE COMPANY              8

3.   MODUS OPERANDI                                            10

4.   CONTRACT AREA                                             12

5.   GENERAL SURVEY PERIOD                                     15

6.   EXPLORATION PERIOD                                        17

7.   REPORTS AND SECURITY DEPOSIT                              20

8.   FEASIBILITY STUDIES PERIOD                                24

9.   CONSTRUCTION PERIOD                                       27

10.  OPERATING PERIOD                                          29

11.  MARKETING                                                 35

12.  IMPORT AND RE-EXPORT FACILITIES                           39

13.  TAXES AND OTHER FINANCIAL OBLIGATIONS OF THE COMPANY      42

14.  RECORDS, INSPECTION AND WORK PROGRAM                      56

15.  CURRENCY EXCHANGE                                         59

16.  SPECIAL RIGHTS OF THE GOVERNMENT                          62

17.  EMPLOYMENT AND TRAINING OF INDONESIAN NATIONALS           63

18.  ENABLING PROVISIONS                                       66

19.  FORCE MAJEURE                                             70

20.  DEFAULT                                                   71

ARTICLE                                                      Page

21.  SETTLEMENT OF DISPUTES                                    73

22.  TERMINATION                                               75

23.  COOPERATION OF THE PARTIES                                77

24.  PROMOTION OF NATIONAL INTEREST                            78

25.  REGIONAL COOPERATION IN REGARD TO
     ADDITIONAL INFRASTRUCTURE                                 81

26.  ENVIRONMENTAL MANAGEMENT AND PROTECTION                   84

27.  LOCAL BUSINESS DEVELOPMENT                                85

28.  MISCELLANEOUS PROVISIONS                                  88

29.  ASSIGNMENT                                                90

30.  FINANCING                                                 91

31.  TERM                                                      92

32.  GOVERNING LAW                                             93



     ANNEX "A" -    CONTRACT AREA                              94

     ANNEX "B" -    MAP OF CONTRACT AREA                       96

     ANNEX "C" -    LIST OF OUTSTANDING MINING RIGHTS AND
                    NATURE RESERVES                            97

     ANNEX "D" -    DEADRENT FOR VARIOUS
                    STAGES OF ACTIVITIES                       98

     ANNEX "E" -    FEASIBILITY STUDY REPORT                   99

     ANNEX "F" -    RULES FOR COMPUTATION OF INCOME TAX       101

     ANNEX "G" -    ADDITIONAL ROYALTY ON MINERAL
                    EXPORTED AS UNBENEFICIATED ORE            107



                        CONTRACT OF WORK

This Agreement, made and entered into in Jakarta, in the Republic of Indonesia, on the 30th day of December 1991, by and between the Government of the Republic of Indonesia, represented herein by the Minister of Mines and Energy of the Government of the Republic of Indonesia (hereinafter called the "Government") and PT Freeport Indonesia Company (a judicial body incorporated in Indonesia by Notarial Deed Numbered 102 dated 26 December 1991, Decree of Minister of Justice Numbered C2-8171.HT.01.01.TH.91 dated 27 December 1991) (hereinafter called the "Company"), the shares of the Common Stock of which are owned by:

1.   Freeport-McMoRan Copper & Gold Inc., a Delaware corporation
("FCX"); and

2.   The Government.

                        WITNESSETH THAT:

A. All Mineral resources contained in the territories of the Republic of Indonesia, including the offshore areas, are the national wealth of the Indonesian Nation.

B.   The   Government  desires  to  encourage  and  promote   the
     exploration and development of the Mineral resources of Indonesia. The Government is also desirous of facilitating the development of ore deposits if commercial quantities are found to exist and the operation of Mining enterprises in connection therewith.

C. The Government, through the operation of Mining enterprises, is desirous of creating growth centers for regional development, creating more employment opportunities, encouraging and developing local business and ensuring that skills, know-how and technology are transferred to Indonesian nationals, acquiring basic data regarding and related to the country's Mineral resources and preserving and rehabilitating the natural Environment for further development of Indonesia.

D. The Company itself and as an indirect Subsidiary of Freeport-McMoRan Inc., a Delaware corporation, and a Subsidiary of Freeport-McMoRan Copper & Gold Inc., a Delaware corporation, has and has access to the information, knowledge, experience and proven technical and financial capability and other
     resources   to  undertake  a  program  of  General   Survey,
     Exploration, development, construction, Mining, Processing and marketing with respect to the Contract Area, and is ready and willing to proceed thereto under the terms and subject to the conditions set forth in this Agreement.

E. The Government and the Company recognize that the Contract Area (as hereinafter defined) is located in an extremely remote area with a difficult environment and that, accordingly, the Company has been and will continue to be required to develop special facilities and to carry out special functions for the fulfillment of this Agreement.

F. The Government and the Company are willing to cooperate in developing the Mineral resources hereinafter described on the basis of the provisions hereof and of the laws and regulations of the Republic of Indonesia, specifically Law No. 11 of 1967 on the Basic Provisions of Mining (Undang-Undang Pokok Pertambangan) and Law No. 1 of 1967 on Foreign Capital Investment (Undang-Undang Penanaman Modal Asing), as in effect on the date of the signing of this Agreement, and the relevant laws and regulations pertaining thereto.

G.   The   Company   is  the  corporate  successor  to   Freeport
     Indonesia, Incorporated, a Delaware corporation, which was a
     party to the Prior Contract (as hereinafter defined).   This
     Agreement shall supersede the Prior Contract.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set out to be performed and kept by the Parties hereto, and intending to be legally bound hereby, it is stipulated and agreed between the Parties hereto as follows:

                            ARTICLE 1

                           DEFINITIONS

The terms set forth below shall have the meanings therein set forth, respectively, wherever the same shall appear in this Agreement and whether or not the same shall be capitalized.

1. "Affiliate" of any Person means any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, such Person.

2. "Associated Minerals" with respect to a particular Mineral means Minerals which geologically occur together with, are inseparable by Mining from and must necessarily be Mined and Processed together with such Mineral.

3. "Beneficial Use" means a use of the Environment or any element or segment of the Environment that is conducive to public benefit, welfare, safety or health and which requires protection from the effects of waste discharges, emissions and deposits.

4. "Company" means PT Freeport Indonesia Company, the corporate successor to FII, and any approved corporate successor; and, when used in reference to expenditures made or other action taken under the Prior Contract or the SIPP, also means FII.

5.   "Contract  Area"  means the Contract Area Block  A  and  the
     Contract Area Block B.

6. "Contract Area Block A" means the area defined in Annex "A" to this Agreement as "Contract Area Block A".

7. "Contract Area Block B" means the area defined in Annex "A" to this Agreement as "Contract Area Block B", as changed by reductions and extensions, as the case may be, in accordance with this Agreement.

8. "Contract Properties", with respect to any Mining Area, means, for the purposes of Article 22, the property of the Company in Indonesia which is located in such Mining Area or any Project Area related to such Mining Area.

9. "Control" (including the terms "controlled by" and "under common control with" and "controls") means the possession, directly or indirectly, of the ability to direct the management and policies of a Person. Without limiting the generality of the above, such ability is presumed to exist in a Person if it holds, directly or indirectly, 25% or more of the outstanding voting shares of another Person.

10.  "Covered Employee" means any person, including an Expatriate
     Individual, who is employed or engaged by the Company or one of its Subsidiaries or Affiliates.

11. "Department", unless the context otherwise indicates, means that Government agency charged with the administration of the Indonesian Mining laws and regulations.

12. "Enterprise" means all activities of the Company provided for in or contemplated by this Agreement, including (i) the General Survey, Exploration, evaluation, development, construction, Mining, operating, Processing and selling activities with respect to the Contract Area and Project Areas related thereto, and Products therefrom; and (ii) construction and operation of the Smelter referred to in paragraph 4 of Article 10, all as provided herein.

13. "Environment" means physical factors of the surroundings of human beings, including land, water, atmosphere, climate, sound, odors, tastes and biological factors of animals and plants and the social factors of aesthetics.

14. "Expatriate Individuals" or "Expatriates" means individuals who are non-Indonesian nationals.

15. "Exploration" means the search for Minerals using geological, geophysical and geochemical methods, including the use of boreholes, test pits, trenches, surface or underground headings, drifts or tunnels in order to locate the presence of economic Mineral deposits and to find out their nature, shape and grade, and "Explore" has a corresponding meaning.

16. "Exploration Areas" means the portions of the Contract Area Block B which are selected for Exploration as a result of the General Survey of the Contract Area Block B by the Company during the General Survey Period provided for in paragraph 2 of Article 3.

17. "FII" means Freeport Indonesia, Incorporated, a company incorporated in Delaware, U.S.A.

18.  "Foreign Currency" means any currency other than Rupiah.

19.  "General  Survey"  means an investigation or  a  preliminary
     Exploration carried out along certain broad features of an area for indications of mineralization.

20.  "Government"  means  the  Government  of  the  Republic   of
     Indonesia, its Ministers, Ministries, Departments, Agencies and Instrumentalities, and all Regional, Provincial or District Authorities.

21. "Minerals" means all natural deposits and natural accumulations containing chemical elements of all kinds, either in elemental form or in association or chemical combination with other metallic or non-metallic elements.

22. "Mining" means recovery activities aimed at the economic exploitation of one or more identified deposits of Minerals, and "Mine" has a corresponding meaning.

23.  "Mining Areas" means the Contract Area Block A and all  New
     Mining Areas.

24. "Minister", unless the context otherwise indicates, means that person who is acting at any given time as the Minister of the Department of Mines and Energy.

25. "New Mining Area" means a portion of the Contract Area Block B which has been identified by the Company as containing potentially economic Mineral deposit or deposits, which has been described by latitude and longitude on maps and by description delivered by the Company to the Department, and which has been designated by the Company, on or before the last day of the Feasibility Studies Period with respect to an Exploration Area, as one in which the Company intends to commence Mining; provided that a New Mining Area may be expanded by agreement of the Government and the Company if as a result of further Exploration and Mining it becomes apparent that inclusion of adjacent lands would advance the purposes of this Agreement by permitting the Mining of the Minerals identified with respect to such deposits or Associated Minerals.

26.  "Person"  means  any  individual, partnership,  corporation, wherever organized or incorporated, and all other judicially
     distinct   entities  and  associations,   whether   or   not
     incorporated.

27. "Pollution" means any direct or indirect alteration of the physical, thermal, chemical, biological or radioactive properties of any part of the Environment by the discharge, emission or deposit of Wastes so as to affect any Beneficial Use materially and adversely, or to cause a condition which is hazardous or potentially hazardous to public health, safety or welfare, or to animals, birds, wildlife, fish or aquatic life, or to plants, and "Pollute" has a corresponding meaning.

28.  "Precious Metal" means gold, silver, platinum or palladium.

29.  "Prior  Contract" means the Contract of Work dated  7  April
     1967  between  FII  and  the  Government,  as  amended   and
     implemented, which Contract is superseded hereby.

30.  "Processing"  means treatment of Mineral ore  after  it  has been Mined to produce a marketable Mineral concentrate or  a
     further  refined  Mineral  Product,  and  "Process"  has   a
     corresponding meaning.

31. "Products" means all ores, Minerals, concentrates, precipitates and metals, including refined products, obtained as a result of Mining or Processing, after deducting any quantities thereof which are lost, discarded, destroyed or used in research, testing, Mining, Processing or transportation.

32. "Project Area" means, with respect to any Mining Area, an area outside such Mining Area heretofore designated as a
     Project  Area  or  any such area hereafter designated  as  a
     Project Area and delineated in a feasibility study report for Mining development by the Company as necessary or desirable for the Processing facilities and other infrastructure facilities related to such Mining development, including any additions to any such area required for Mining, development or Processing.

33. "Rupiah" means the currency that constitutes legal tender in Indonesia.

34. "SIPP" means the Preliminary Survey License(s) granted by the Directorate General of Mines on behalf of the Minister to FII related to preliminary Exploration in Irian Jaya.

35. "Subsidiary" of any Person means any corporation controlled by such Person through the direct or indirect ownership of fifty percent or more of the issued shares having power to vote or any partnership or joint venture controlled by such Person.

36. "Waste" includes any matter whether liquid, solid, gaseous or radioactive, which is discharged, emitted, or deposited in the Environment in such volume, consistency or manner as to cause a material and adverse alteration of the Environment.

                            ARTICLE 2

          APPOINTMENT AND RESPONSIBILITY OF THE COMPANY

1. The Company is hereby appointed the sole contractor for the Government with respect to the Contract Area. In particular, the Government hereby grants to the Company the sole rights to Explore for Minerals in the Contract Area, to Mine any deposit of Minerals found in any Mining Area, to Process, store, and transport by any means all Minerals extracted therefrom, to market, sell or dispose of all the Products of such Mining and Processing, inside and outside Indonesia, and to perform all other operations and activities which may be necessary or convenient in connection therewith, with due observance of the requirements of this Agreement. In consideration for the grant of such rights, the Company agrees to perform the work and carry out the obligations imposed on it by this Agreement, including, without limitation, the obligation to make investments as provided in paragraph 2 of Article 5, in paragraph 5 of Article 6 and in paragraph 5 of Article 7, the obligation to pay taxes and other charges to the Government as provided in Articles 12 and 13 and the obligation to adhere to the Mining standards described in paragraph 9 of Article 10 and to the Environmental, safety and health standards described in
     Article 26.

2.   Notwithstanding paragraph 1 of this Article 2,  the  Company
     shall   not   Mine  any  radioactive  minerals,  hydrocarbon
     compounds, nickel, tin or coal without first obtaining the approval of the Government.

3. The Company shall have sole control and management of all of its activities under this Agreement and shall have full responsibility therefor and shall assume all risk with respect thereto in accordance with the terms and conditions of this Agreement. Without in any way detracting from the Company's responsibilities and obligations hereunder, the Company may engage subcontractors, whether or not Affiliates of the Company, for the execution of such phases of its operations as the Company deems appropriate, including contracting for construction of facilities and for necessary technical, management and administrative services. In the event that such services are contracted from Affiliates, the charges therefor, to the extent they affect any amounts payable to the Government pursuant to the terms of this Agreement, shall comply with the provisions of Article 13 and of Annex "F" to this Agreement.

4. The Company shall take all reasonable measures to prevent damage to the rights and property of the Government or third parties. In the event of negligence on the part of the Company or its agents or of any Registered subcontractor carrying on operations or activities for the Company under this Agreement, the Company or such subcontractor, as the case may be, shall be liable for such negligence in accordance with the laws of Indonesia.

                            ARTICLE 3

                         MODUS OPERANDI

1. The Company is incorporated under the laws of the Republic of Indonesia and domiciled in Indonesia, and shall be subject to the laws and the jurisdiction of courts in Indonesia which normally have jurisdiction over corporations doing business or incorporated therein. The Company shall maintain in Jakarta a principal office for receipt of any notification or other official or legal communication.

2. As part of the Enterprise, the Company will continue its activities with respect to the Contract Area Block A and contemplates a program with respect to the Contract Area Block B commencing with a General Survey of the Contract Area Block B during a "General Survey Period" as a result of which certain Exploration Areas will be selected for Exploration during the period or stage hereinafter referred to as the "Exploration Period". The remaining program with respect to each Exploration Area will be divided into three additional periods or stages hereinafter referred to as the "Feasibility Studies Period", the "Construction Period" and the "Operating Period", respectively, with respect to such Exploration Area. These Periods are further defined in the following Articles hereof. The Contract Area Block A is in its Operating Period and, therefore, the foregoing provisions with respect to other periods or stages are not applicable to it. It is understood that, as a consequence of the foregoing, different parts of the Contract Area may be treated as separate projects which become subject to different provisions of this Agreement and of the Mining Laws and Regulation at different times because of the different periods of activities applicable to the individual Exploration and Mining Areas.

3. The Company undertakes to conduct all activities hereunder in the manner and subject to the conditions of Article 2 of this Agreement and to continue such activities, without suspension or interruption of all of the Company's activities, unless with the concurrence of the Government (which shall be deemed to have been given if the Department does not object thereto in writing within three months after it has received written notice from the Company of its desire to so suspend or interrupt) or as otherwise provided in Article 19 or Article 22. Any such suspension or interruption of all of the Company's activities with the concurrence of the Government shall extend the time periods otherwise applicable with respect to any of the affected Periods specified in this Agreement. If such interruption or suspension of all of the Company's activities continues for more than 365 days and is due to reasons other than force majeure as provided in Article 19 and the Government has not concurred regarding such interruption and suspension, then the Government shall be entitled to declare a default under
     Article 20. The Company agrees to keep the Government informed of any interruption or suspension. Any such interruption or suspension shall not affect the mutual rights and obligations of the Parties under this Agreement.

                            ARTICLE 4

                          CONTRACT AREA

1. The Contract Area consists of the Contract Area Block A and the Contract Area Block B.

2. Contract Area Block A is an area, in the mainland of the island of Irian, consisting of approximately 100 (one hundred) square kilometers, as defined in Annex "A" to this Agreement and delineated in Annex "B" to this Agreement.

3. Contract Area Block B is the area defined in Annex "A" to this Agreement as "Contract Area Block B", as changed by extensions and reductions in accordance with this Agreement, excluding therefrom, except as otherwise provided in paragraph 4 of this Article 4, all

     (i) Mining Authorizations granted by the Government for Category "A" and "B" Minerals (as defined in Annex
          "C"), and

     (ii) Mining Authorizations granted by the Government for Category "C" Minerals (as defined in Annex "C"),

     (iii) other Mining Rights granted by the Government (as defined in Annex "C"), and

     (iv) the  areas  shown  on Annex "B" as constituting  Nature
          Reserves.

     which  are  existing  as of the date of this  Agreement  and
     which  are  listed  or  described  in  Annex  "C"  to   this
     Agreement.

4. In the event that any areas which were excluded from the Contract Area Block B by the definition thereof or which on the date of the SIPP had a common boundary with the Contract Area lapse, are cancelled or are relinquished, or by any means any such area becomes vacant, or otherwise become available, then the Company shall have the priority right upon application to have such area included in the Contract Area Block B unless the Government grants a People's Mining Right for such area. Once an area is included in the Contract Area the Government agrees not to grant a People's Mining Right thereto. Any area so included shall fall into the earliest Period which then applies to any part of Contract Area Block B.

5. The Company may by written application to the Department relinquish all or any part of the Contract Area at any time and from time to time during the term of this Agreement. Any such application shall be submitted with a relinquishment report stating any technical and geological finding the Company has made with respect to the relinquished areas and the reasons for the relinquishment, supported by field data of activities undertaken in those areas. All basic data with respect to the relinquished areas shall be submitted to the Department and become the property of the Government. The Company through relinquishment (including relinquishment pursuant to this paragraph, paragraph 5 of Article 5 and paragraph 2 of Article 6), shall except as otherwise agreed by the Government, reduce the Contract Area Block B:

     (i)  on  or before the end of the General Survey Period,  to
          not   more  than  seventy-five  percent  (75%)  of  the
          original Contract Area Block B;

     (ii) on or before the second anniversary of the end of the General Survey Period, to not more than fifty percent
          (50%) of the original Contract Area Block B; and

     (iii)on or before the end of the Exploration Period, to not more than twenty-five percent (25%) of the original
          Contract Area Block B.

     Except as provided in paragraph 7 of this Article 4, the Company shall not be required by the terms of this Agreement to relinquish more than 75% of the original Contract Area Block B. Any such relinquishment shall be without prejudice to any obligation or liability imposed by or incurred under this Agreement prior to the effective date of such relinquishment.

6. The Company will continue to carry on Exploration on all prospective parts of the Contract Area with the objective of delineating new deposits within the Contract Area for development during the full term of this Agreement. The Company's development plans shall include the intended capacity of each Mining and Processing activity and any further evaluation work required as provided in the related feasibility study and other Exploration activities.

7. If the Company has no future plan to conduct Exploration or development activities with respect to an area of Contract Area Block B, or to use such area in connection with other development activities, or if the Company discovers a deposit of a Mineral as to which it has no current or contingent plans to develop (and such area may be used or such deposit developed by other Persons in a manner which does not interfere with the rights of the Company under this Agreement or the activities of the Company permitted hereby), then, if so required by the Government, the Company shall relinquish such area or deposit, together with all the basic geological, exploration, metallurgical and other data related thereto.

                            ARTICLE 5

                      GENERAL SURVEY PERIOD

1. The Company shall commence, as soon as possible after the signing of this Agreement, a General Survey of the Contract Area Block B to determine in what parts of the Contract Area Block B deposits of Minerals are most likely to occur. The "General Survey Period" shall end twelve months after such commencement. The Government, upon request by the Company will grant an extension of 12 (twelve) months for the General Survey Period for the purpose of completing the activities to be carried out by it during such Period.

2. By the end of the General Survey Period, including the SIPP period, the Company shall have spent, with respect to the Contract Area Block B, not less than US$ 5,000,000 (Five Million United States Dollars). Such expenditures may include general organization overhead and administrative expenses directly connected with field activities under this Agreement.

3. If at the expiration of twelve months from the date of the signing of this Agreement or any time thereafter, it appears to the Department that the Company has seriously neglected its obligations with respect to minimum expenditures as provided in paragraph 2 of this Article, the Department may require the Company to deliver to the Department a guarantee in the form of a bond or banker's guarantee to a sum which shall not exceed the total outstanding expenditure obligations remaining unfulfilled. Such guarantee may at the end of the three year period commencing on the date of the signing of this Agreement be forfeited to the Government to the extent that the Company shall have failed to fulfill such expenditure obligations. Except to the extent of any such forfeiture, such guarantee shall be released at the end of such three year period.

4. In connection with the Company's obligations under this Article, the Company shall submit to the Department within two months after the end of the General Survey Period, a report setting forth the items and amounts of expenditure during such Period. The Company shall prepare to support such report with reasonable documentation of expenditures as requested by the Department.

5. The Company may at any time discontinue the General Survey with respect to any part or parts of the Contract Area Block B on the ground that the continuation of such General Survey is no longer commercially feasible or practical and shall apply in writing to the Department in accordance with paragraph 5 of Article 4 for the relinquishment of such part or parts of the Contract Area Block B. The Contract Area Block B shall thereby be reduced to the area which remains after such relinquishment.

6. If, at any time or times during the General Survey Period, after the Company has discovered deposits of Minerals in any part or parts of the Contract Area Block B and has decided to proceed into the Exploration Period with respect to one or more of such deposits, it shall submit a written notice and explanation to such effect to the Department and shall establish one or more Exploration Areas with respect to such deposit or deposits and begin the Exploration thereof without affecting its rights and obligations under this Agreement in respect of other portions of the Contract Area.

                            ARTICLE 6

                       EXPLORATION PERIOD

1. Upon completion of the General Survey, the Company shall commence within the most promising Exploration Areas a program of Exploration based on the results of such General Survey. The program of Exploration shall include, as appropriate, without limitation, detailed geological, geophysical and geochemical investigation, including sampling, pitting, dredging and drilling. The Period during which such Exploration is undertaken constitutes the "Exploration Period".

2. The Company may at any time discontinue Exploration in any Exploration Area on the ground that the continuation of such Exploration is no longer commercially feasible or practical and shall apply in writing to the Department in accordance with paragraph 5 of Article 4 for the relinquishment of such Exploration Area from the Contract Area Block B. The Contract Area Block B shall thereby be reduced to the area which remains after such relinquishment.

3. If at any time prior to the end of the Exploration Period the Company discovers one or more deposits of Minerals of apparent commercial grade and quantity in any Exploration Area and decides to proceed with further evaluation thereof, it shall submit a written notice to such effect to the Department and enter into the Feasibility Studies Period with respect to such Exploration Area without affecting its rights and obligations under this Agreement in respect of the balance of the Contract Area Block B. Accordingly, the Exploration Period:

     (i) shall commence immediately following the end of the General Survey Period; and

     (ii) shall end 36 months thereafter; provided that, with respect to any Exploration Area, it shall end at such earlier date as the Feasibility Studies Period shall have begun with respect to such Exploration Area; and

     (iii) the Government upon request by the Company, will twice grant an extension of twelve months each for the Exploration Period, subject to the Company's performing its obligations satisfactorily in accordance with this Agreement.

4. Prior to the end of the Exploration Period, the Company shall give notice to the Department stating whether or not the Company desires to proceed into the Feasibility Studies Period with respect to any Exploration Areas. If the Company should give notice to the Department that it does not wish to proceed into the Feasibility Studies Period with respect to any Exploration Area, such notice shall constitute an application in writing to the Department in accordance with paragraph 5 of Article 4 for the relinquishment of such Exploration Area from the Contract Area Block B. In such a case, the Company shall turn over to the Department:

     (i) maps indicating all places in such Exploration Area in which the Company shall have drilled holes or sunk pits,

     (ii) copies of logs of such drill holes and pits and of assay results with respect to any analyzed samples recovered therefrom, and

     (iii) copies of any geological or geophysical maps of the Exploration Area which shall have been prepared by the Company.

     Any  such relinquishment shall be without prejudice  to  any obligation  or liability imposed by or incurred  under  this
     Agreement   prior   to   the   effective   date   of    such
     relinquishment.

5. During the Exploration Period, the Company shall spend not less than US$ 15,000,000 (Fifteen Million United States Dollars) on further Exploration activities with respect to the Contract Area Block B. Any expenditure incurred by the end of the General Survey Period (including the SIPP Period) in excess of US$5,000,000 shall be considered to be, part of such US$15,000,000. If at the expiration of twenty-four months from the date of the commencement of the Exploration Period or any time thereafter, it appears to the Department that the Company has seriously neglected its obligations with respect to minimum expenditures as provided in this paragraph, the Company shall deliver to the Department a guarantee, if required by the Government, in the form of a bond or banker's guarantee to a sum which shall not exceed the total outstanding expenditure obligations remaining unfulfilled. Such guarantee may at the and of the Exploration Period be forfeited to the Government to the extent that the Company shall have failed to fulfill such expenditure obligations. Except to the extent of any such forfeiture, such guarantee shall be released at the end of the Exploration Period.

                            ARTICLE 7

                  REPORTS AND SECURITY DEPOSIT

1. The Company shall keep the Government informed through the Department concerning the Enterprise through submission of quarterly progress reports as to the Company's plans for and results of its Exploration and development operations and activities relating to all areas not in the Operating Period, beginning with a report as to the first full calendar quarter following the date of the signing of this Agreement. These progress reports shall be submitted within 30 days after the end of each calendar quarter and be in such form as the Department may from time to time reasonably prescribe. These quarterly progress reports relating to Exploration activities shall include:

(i) the results of geological and geophysical investigation and proving of deposits of Minerals in the Contract
          Area Block B and the sampling of such deposits;

(ii) the results of any general reconnaissance of the various sites of proposed operations and activities under this Agreement;

(iii) information concerning the selection of routes from any New Mining Area to a suitable harbor for the transport of Product;

(iv)      information   concerning  the  planning   of   suitable
          permanent   settlements,   including   information   on
          suitable water supplies for permanent settlements and other facilities; and

(v) such other plans and information as to the progress of the Company's activities in the Contract Area Block B as the Department may from time to time reasonably require.

2. Within one year after the beginning of the Feasibility Studies Period with respect to any Exploration Area, the Company shall also file with the Department a summary of its geological and metallurgical investigations and all geological, geophysical, topographic and hydrographic data obtained from the General Survey and Exploration with respect to such Exploration Area and a sample representative of each principal type of Mineralization encountered in its investigation of such Exploration Area.

3. No later than the fifth anniversary of the date of the signing of this Agreement, the Company shall submit to the Department a general geological map of the whole Contract Area Block B (as then constituted) on the scale of 1 :
     250,000 with attendant reports based on the Company's geological observations; such geological map shall contain the observations of rock types and their distribution and structure which have been made by the Company during the General Survey and Exploration Periods.

4. On or before the delivery of the geological map referred to in paragraph 3 of this Article, the Company shall also turn over to the Department:

     (i) maps indicating all places in the Contract Area Block B in which the Company shall have drilled holes or sunk pits,

     (ii) copies of logs of such drill holes and pits and of assay results with respect to any analyzed samples recovered from them,

     (iii)      copies  of  any geophysical maps of the  Contract
          Area Block B which shall have been prepared by the Company, and

     (iv) all other information directly relevant to the Company's Exploration activities under this Agreement which the Department may reasonably request and which is, or with the exercise of reasonable efforts by the Company would be, within the Company's control in order to appraise the Company's investigation activities under this Agreement.

5. The Company shall within thirty days after the date of the signing of this Agreement establish for the benefit of the Government in a Bank in Indonesia approved by the Department an interest bearing escrow account in the amount of One Million United States Dollars (US$ 1,000,000). This amount, together with the security deposit heretofore made by the Company in accordance with the SIPP, is hereinafter collectively called the "Security Deposit".

     The Security Deposit shall be released by the Government as to fifty percent thereof after:

     (i)  the expiration of the General Survey Period;

     (ii) the  submission  as specified in paragraph  1  of  this
          Article 7 of four consecutive quarterly progress reports to the Department or, if the General Survey Period is completed in less than twelve months, of quarterly progress reports covering such lesser period; and

     (iii)     either:

          (a)  satisfactory   performance   (according   to   the
               Minister's judgment) for such twelve-month period, or

          (b)  the  expenditure  by the Company in  such  General
               Survey   Period  of  Five  Million  United  States
               Dollars (US$ 5,000,000) on the Contract Area Block
               B.

     The remaining fifty percent of the Security Deposit will be released on behalf of the Company when the Geological map referred to in paragraph 3 of this Article has been submitted to and approved by the Department, which approval shall not be unreasonably withheld or delayed. In the event that the Company does not satisfy the above mentioned requirement within six years after the date of the signing of this Agreement, the balance of the said Security Deposit shall automatically be forwarded to the Government Treasury and the Company shall have no further claim thereon.
     Interest on the Security Deposit shall accrue for the benefit of the Company.

6. a. Except as otherwise provided in this paragraph 6, the Government has title to all data and reports submitted by the Company to the Department or the Government pursuant to the provisions of this Agreement. Such data and reports will be treated as strictly confidential by the Government to the extent that the Company shall so request; provided, however, that data in the public domain (because of having been published in generally accessible literature or of their mainly scientific rather than commercial value, such as geological and geophysical data) and data which have been published pursuant to laws and regulations of Indonesia or of a foreign country in which a shareholder may be domiciled (such as the annual report of public bodies or companies) shall not be subject to the foregoing restrictions; provided further that the term "data" as used in this paragraph shall include, without limitation, any and all documents, maps, plans, work sheets and other technical data and information, as well as data and information concerning financial and commercial matters.

     b. In respect of data relating solely to areas relinquished by the Company from the Contract Area Block B pursuant to Article 4, the foregoing restrictions shall cease to apply as from the date of relinquishment of such areas. In addition, where this Agreement has been terminated pursuant to Article 20 or
          Article 22, the foregoing restrictions shall cease to apply.

     c. Notwithstanding the foregoing, exclusive know-how of the Company, its sub-contractors or Affiliates contained in data or reports submitted by the Company to the Department or the Government pursuant to the provisions of this Agreement and which shall have been identified as such by the Company shall only be used by the Government in relation to the administration of this Agreement and shall not be disclosed by the Government to third parties without the prior written consent of the Company. Such exclusive know-how, as long as it remains exclusive know-how of the Company, its sub-contractors or Affiliates as the case may be, remains the sole property of the Company, its sub-contractors or Affiliates, as the case may be. The provisions of this subparagraph (c) shall survive the termination of this Agreement in accordance with laws and regulations from time to time in effect relating to intellectual properties. In the case any such exclusive know-how is not patentable in accordance with such laws, the Company may request the Government not to disclose such know-how for a period of not less than three years after termination of this Agreement.

                            ARTICLE 8

                   FEASIBILITY STUDIES PERIOD

1.   The   Feasibility  Studies  Period  with  respect   to   any
     Exploration Area shall commence on the date the Company submits the written request to the Department provided for in paragraph 3 of Article 6 with respect to such Exploration Area and shall end upon the commencement of the Construction Period with respect to such Exploration Area as hereinafter provided.

2. As soon as the Feasibility Studies Period has begun with respect to any Exploration Area, the Company shall commence studies to determine the feasibility of commercially developing the deposit or deposits of Minerals within such Exploration Area. The Company will be allowed a period of twelve months to complete such studies and to select and delineate and determine the size of one or more New Mining Areas. Each such New Mining Area shall include at least one deposit with respect to which the Company plans to commence construction and Mining operations. The Department may, for one of the reasons specified in paragraph 2 of Article 16, object to the area proposed as a New Mining Area within three months of the Company's designation of such New Mining Area. The Government and the Company agree to consult in good faith in an attempt to overcome any such objections. If after a period of three months from the date of notification of such objection by the Government there has been no resolution of the matter, then either Party may proceed to resolve the matter in accordance with paragraph 1 of Article
     21. In the event that the objection by the Department to any area designated by the Company as a New Mining Area is upheld, and thereafter during the term of this Agreement it is determined that Mining is permissible within such area, the Company shall have the right to carry on such Mining in preference to any other Person.

3. After the completion of the Feasibility Studies with respect to a New Mining Area within an Exploration Area, the Company shall submit a Feasibility Study Report in the form set out in Annex "E", which shall contain calculations and reasons for the technical and economical feasibility of conducting Mining operations within such New Mining Area, supported by data, as specified in Annex "E", calculations, drawings, maps and other information relevant to the decision whether or not to proceed with such Mining operations. The Feasibility Study with respect to any New Mining Area shall include the then intended capacity of each Mining and Processing operation within such New Mining Area and any further evaluation work or further Exploration then deemed to be required. If the Company considers that the data required and other necessary matters are not sufficiently available to come to a final decision within the initial Feasibility Studies Period with respect to any Exploration Area or if the Department has raised objections with respect to any proposed New Mining Area within such Exploration Area as set out above, the Company may seek the approval of the Government to the extension for twelve months of such Feasibility Studies Period, provided that such request for extension of the Feasibility Studies Period is submitted to the Government no later than the eighth anniversary of the date of the signing of this Agreement.

4. At any time during the Feasibility Studies Period with respect to any New Mining Area, the Company may submit a written application to the Department that it desires to proceed with the construction of a Mine within such New Mining Area and facilities to be used by the Company in its operation thereof. The Department shall be deemed to have approved any such application if it does not, in writing, object to the same within three months of receipt of such application. After approval of such application, the Company shall promptly commence and with reasonable diligence execute to completion the design of the Mine and related facilities. Upon completion of such design, the Company shall submit the design and Mining plan to the Department for approval, together with an estimate of the cost of such Mine and related facilities and a time schedule for the construction thereof. Such time schedule shall, to the extent economically and practically feasible, provide for completing the construction of such Mine and related facilities within thirty-six months after the approval of the design, Mining plan and time schedule. Within three months after submission of the design, Mining plan and time schedule, the Department shall notify the Company of its approval thereof or its disapproval thereof, for one of the reasons specified in paragraph 2 of Article 16. In the event of disapproval, the Department shall notify the Company of the cause for disapproval and the Government and the Company shall consult in a good faith attempt to remove the cause for such disapproval. If after a period of three months from the notification of such disapproval there has been no resolution of the matter, then either party may proceed to resolve the matter in accordance with paragraph 1 of Article
     21. If within three months of any such submission, the Company has not received any objection in writing, the Company may consider that such submission has been approved.

5. The Feasibility Study Report as described in Annex "E" with respect to a New Mining Area shall include environmental impact studies into the effects on the Environment of the operations of the Enterprise within such New Mining Area and shall be prepared in accordance with the terms of reference set out in Article 26. Such studies may be carried out in consultation with appropriately qualified independent consultants retained by the Company and approved by the Government in accordance with the rules and procedures then in force in Indonesia.

6.   The  quarterly  reports  provided pursuant  to  paragraph  1
     Article 7 will include data as to the progress and results of and costs incurred in respect of the investigations and studies carried on during the Feasibility Studies Periods with respect to the various Exploration Areas.

7. With respect to any Exploration Area as to which no Feasibility Study Report has theretofore been submitted pursuant to paragraph 3 of this Article, the Company shall submit to the Government a final report stating the results of and the costs incurred in respect of the investigations and studies thereof and the Company's analysis of and its conclusions in respect of those results.

8. All reports and information supplied to the Government under this Article shall be subject to the provisions of paragraph
     6 of Article 7 relating to confidentiality.

                            ARTICLE 9

                       CONSTRUCTION PERIOD

1. Following receipt from the Department of approval with respect to the design, Mining plan and time schedule provided for in paragraph 4 of Article 8 with respect to any New Mining Area, the Company shall, in accordance with such time schedule, commence construction of the facilities and use its best efforts, subject to the provisions of Article 19, to complete such facilities within such time schedule. If such time schedule proves unworkable, the Company may submit to the Department a revised time schedule for the Department's approval. If within three months of such submission, the Company has not received any objection in writing, the Company may consider that such revised time schedule has been approved.

2.   The  facilities  to be constructed during  the  Construction
     Period with respect to any New Mining Area may include such of the following as are appropriate:

     (i)  Mining facilities and equipment;

     (ii) facilities and equipment to treat and beneficiate the Mineral ore coming from the Mine so as to produce saleable Products;

     (iii)     port facilities, which may include docks, harbors,
          piers,    jetties,   dredges,   breakwaters,   terminal
          facilities, workshops, storage areas, warehouses and loading and unloading equipment;

     (iv) transportation and communication facilities, which may include roads, bridges, vessels, ferries, airports, railroads, landing strips and landing pads for aircraft, hangars, garages, canals, aerial tramways, pipelines, pumping stations, radio and telecommunication facilities, and telegraph and telephone facilities and lines;

     (v) townsites, which may include dwellings, stores, schools, hospitals, theaters and other buildings, facilities and equipment for personnel of the Enterprise, including dependents of such personnel;

     (vi) power, water and sewage facilities, which may include power plants (which may be hydroelectric, steam, gas or diesel), power lines, dams, watercourses, drains, water supply systems and systems for disposing of tailings, plant wastes and sewage;

     (vii)       miscellaneous  facilities,  which  may   include
          machine shops, foundries and repair shops; and

     (viii) all such additional or other facilities, plant and equipment as the Company may consider necessary or convenient for the operations of the Enterprise related to such New Mining Area or for providing services or carrying on activities ancillary or incidental thereto.

3. The Company anticipates that, with respect to one or more of the New Mining Areas, it will employ facilities which have been created by the Company pursuant to the provisions of the Prior Contract. The Company shall be authorized to continue to employ such facilities for all purposes of this Agreement during the full term hereof, including any extensions of such term.

4.   In   carrying  out  its  activities  with  respect  to   the
     Construction  Periods related to the New Mining  Areas,  the
     Company shall comply with and be subject to the provisions of paragraph 9 of Article 10.

                           ARTICLE 10

                        OPERATING PERIOD

1. After completion of the construction of the facilities provided for in Article 9 with respect to a New Mining Area or an operable portion thereof, the Company shall promptly commence operation of such New Mining Area or part thereof for which such facilities have been constructed.

2. The Company shall conduct Mining operations and any activity of the Enterprise with respect to any Mining Area during the Operating Period. Contract Area Block A is in the Operating Period. The Contract Area Block B shall enter into the Operating Period on the earliest of (i) the first day of the calendar month following the first calendar month during which the aggregate average daily throughput is at least seventy percent of the design capacity of all facilities constructed or to be constructed pursuant to all Feasibility Studies providing for the Mining and Processing of deposits in the Contract Area Block B, (ii) the date which is six months after the date of completion of such facilities, and
     (iii) the end of eight years (or such longer period as may result from extensions granted by the Department for the completion of earlier stages under this Agreement) from the date of the signing of this Agreement. The Operating Period shall continue for a period measured by the initial term of this Agreement and any extensions thereof pursuant to paragraph 2 of Article 31.

3. If, at any time prior to the time when the Contract Area Block B shall have entered into the Operating Period as provided in paragraph 2 of this Article 10, the Company has commenced Mining in any New Mining Area and the average daily throughput from Mining with respect to such New Mining Area is at least seventy percent of the design capacity of all facilities constructed or to be constructed pursuant to the Feasibility Study providing for the Mining and Processing of the deposit or deposits in such Mining Area, the Company shall submit a written notice to the Department to such effect and, as of the first day of the following month, but in no event later than the date which is six months after the date of completion of such facilities, such New Mining Area shall be deemed to have entered into the Operating Period, without affecting the Company's rights and obligations hereunder with respect to the balance of the Contract Area Block B.

4. The Company shall Process ore to produce metal or other marketable Product. For that purpose, the Company shall prepare or cause to be prepared a feasibility study with respect to a possible smelter in Indonesia, which shall be subject to the Government's review and to a mutual determination by the Government and the Company as to the economic viability of such a smelter. Such smelter would be located at such place within Indonesia as would be most advantageous to its economic viability. Should such a smelter be built by the Company or a wholly-owned Subsidiary, it would constitute a part of the Enterprise hereunder.

5. The Company acknowledges the Government's policy to encourage the domestic processing of all of its natural resources into final products where feasible. The Company further acknowledges the Government's desire that a copper smelter and refinery be established in Indonesia and agrees that it will make available copper concentrates derived from the Contract Area for such smelter and refinery so established in Indonesia as provided below.

     During any period during which smelting and refining facilities with respect to any Mined Product of the Company have not been established in Indonesia by or on behalf of the Company, or any wholly-owned Subsidiary, but have been established in Indonesia by any other Person, the Company shall, if so requested by the Government, sell such Mined Products to such other Person at prices and terms no less favorable to such Person than those that could be obtained by the Company from other purchasers of the same quantity and quality and at the same time and the same or equivalent places and times of delivery, provided that the respective contractual terms and conditions given by the Company to such other Person shall be no less favorable to the Company.

     With respect to the first copper smelter established in Indonesia by anyone other than the Company or a wholly-owned Subsidiary of the Company, the quantity of copper concentrates derived from the Contract Area which the Company shall make available on the terms set out above shall be sufficient to satisfy the domestic demand in Indonesia for refined copper and to permit economic scale of such project assuming that such project is otherwise feasible, and further subject to the limitation that the quantity required shall not be so great as to jeopardize the sound financial, operating or marketing requirements of the Company. In making sales to a smelter or refining facility in Indonesia, the Company will not be treated more adversely, from the standpoint of Governmental laws and regulations, than if it had sold such Mined Products as export goods. The obligation of the Company to sell its Products to another Person pursuant to this paragraph 5 is subject to any financing agreements, sales contracts or any smelting and refining contracts entered into by the Company prior to the establishment of such facilities by such other Person or any financing agreements entered into pursuant to paragraph 2 of Article 30.

     In the event that during the five year period commencing on the signing of this Agreement, a copper smelter and refinery facility to be located in Indonesia has not been established or is not in the process of being constructed by any Person, then, subject to the mutual determination by the Government and the Company as to the economic viability of such smelter and refinery, the Company shall undertake or cause to be undertaken the establishment of a copper smelter and refinery in Indonesia to comply with the policy of the Government.

6. The Company is, subject to the rights of third parties, hereby granted all necessary licenses and permits to construct and operate the smelter referred to in paragraph 4 of this Article 10 and the facilities described in paragraph 2 of Article 9 in accordance with applicable laws and regulations from time to time in effect, including such reasonable safety regulations relating to design, construction and operation as may from time to time be in effect and of general applicability in Indonesia.

7. The Company shall submit to the Department the following reports as to operations within each Mining Areas:

     (i) a biweekly statistical report beginning with the first two weeks following the commencement of the Operating
          Period,  which shall set forth the amount  of  material
          Mined, Processed, shipped and exported;

     (ii) a monthly report beginning with the first month following the commencement of the Operating Period, which shall set forth the number and describe the location of the active operations during the preceding month and a brief description of the work in progress at the end of the month and of the work contemplated during the following month;

     (iii)      a  quarterly  report  beginning  with  the  first
          quarter following the date of the signing of this Agreement with respect to the Contract Area Block A and beginning with the first quarter following the commencement of the Operating Period with respect to each New Mining Area concerning the progress of its operations in such Mining Area, which report shall describe in reasonable detail the Mining activities carried on in such Mining Area, including the number of workmen employed in such Mining Area as of the end of the quarter in question and a description of the work in progress at the end of the quarter in question and of the work contemplated during the ensuing quarter; and

     (iv) an annual report beginning with the year which includes the date of the signing of this Agreement with respect to the Contract Area Block A and beginning with the first full year following the commencement of the Operating Period with respect to each New Mining Area which shall:

          a.   describe   in   reasonable   detail   the   Mining
               activities carried on in such Mining Area;

          b. include the total volume of ores, kind-by-kind, broken down between volumes Mined, volumes transported from the Mines and their corresponding destination, volumes stockpiled at the Mines or elsewhere in Indonesia, volumes sold or committed for export (whether actually shipped from Indonesia or not), volumes actually shipped from Indonesia (with information as to purchaser, destination and terms of sale); and

          c. include work accomplished and work in progress at the end of the year in question with respect to all of the installations and facilities related to such Mining Area, together with a full description of all work programmed for the ensuing year with respect to such installations and facilities, including a detailed report of all investment actually made or committed during the year in question and all investment committed for the ensuing year or years.

     Biweekly reports shall be submitted in eightfold within two weeks after the end of the two weeks in question. Monthly reports shall be submitted in eightfold within two weeks after the end of the month in question. Quarterly reports shall be submitted in eightfold within thirty days after the end of the quarter in question. Annual reports shall be submitted in eightfold within ninety days after the end of the year in question.

8. The Company shall have full and effective control and management of all matters relating to the operation of the
     Enterprise including the production and marketing of its Products. The Company may make expansions, modifications, improvements and replacements of the Enterprises's facilities, and may add new facilities as the Company shall consider necessary for the operation of the Enterprise or to provide services or to carry on activities ancillary or incidental to the Enterprise. All such expansions, modifications, improvements, replacements and additions shall be considered part of the project facilities.

9. The Company accepts the rights and obligations to conduct operations and activities in accordance with the terms of this Agreement. The Company shall conduct all such operations and activities in a good technical manner in accordance with such good and acceptable international Mining engineering standards and practices as are economically and technically feasible, and in accordance with modern and accepted scientific and technical principles. In accordance with such standards, the Company undertakes to use its best efforts to optimize the Mining recovery of ore from proven reserves and metallurgical recovery  of  Minerals from the ore  to  the  extent  it  is economically and technically feasible to do so, using appropriate modern and effective techniques, materials and methods designed to achieve minimum wastage and maximum safety as provided in the applicable laws and regulations of Indonesia from time to time in effect. The Company shall use its best efforts to conduct all operations and activities under this Agreement so as to minimize loss of natural
     resources,   and   to  protect  natural  resources   against
     unnecessary damage.

10. The Government will authorize the Company to freely select the vessels and other transportation facilities to be used in connection with imports and exports of articles under this Agreement. In addition, the Company shall have the right at all such times to purchase from vendors of its choice all equipment, materials and supplies necessary for the operations of the Company hereunder, and to enter into arrangements to make use of any facilities belonging to other Persons (whether or not Affiliates of the Company) upon such terms and subject to such conditions, including terms of payment, as to ownership and otherwise, as it deems appropriate; provided that the Department shall have the right to object to specific vendors or specific arrangements on the basis of national security or foreign policy concerns of the Government. In any case where the Government is the sole economic source of supply for any article or commodity necessary for the Enterprise, adequate supplies of such article or commodity shall be made available for sale to the Company at prices not greater than the fair market value thereof.

                           ARTICLE 11

                            MARKETING

1. The Company shall have the right to export the Products obtained from its operations under this Agreement, subject to the obligations set forth in paragraph 5 of Article 10. Any such export shall be on such credit terms as the Company deems appropriate for marketing its Products, and neither the Company nor any of the purchasers of such Products shall be required by the Government to obtain letters of credit or other credit documents at any bank or other institutions in Indonesia or elsewhere in connection with marketing such Products, or otherwise. Without in any way limiting the Company's basic right to export its Products, such export will be subject to the reporting and other non-monetary provisions of the export laws and regulations of Indonesia from time to time in effect and to the provisions of paragraph 2 of this Article. Subject to any preexisting contracts for the sale of Products to others, and the obligation to make available concentrates in order to satisfy the Company's obligations under paragraph 5 of
     Article 10, the Company shall give priority to satisfying domestic Indonesian requirements for use of its Products in Indonesia. Sales to Indonesian customers will be on terms and at prices which are competitive with those provided to non-Indonesian customers.

2. The Company shall sell the Products in accordance with generally accepted international business practices, and use its best efforts to do so at prices and on terms of sale which will maximize the economic return from the operations hereunder, giving effect to world market conditions and other circumstances prevailing at the time of sale or contract; provided that the Government shall have the right, on a basis which is of general applicability and non-discriminatory as to the Company, to prohibit the sale or export of Minerals or Products if such sale or export would be contrary to the international obligations of the Government or to external political considerations affecting the national interest of Indonesia. In the event of such prohibition (other than a quota requirement imposed pursuant to an International Commodity Marketing Agreement), if the Company is unable to find alternative markets on equivalent terms and conditions, the Company shall be given assistance and cooperation by the Government to overcome the possible consequences of such prohibition.

3. To the extent deemed necessary by the Company to secure financing for the Enterprise hereunder or to comply with its obligations to the lenders thereunder, however, the Company shall have the right to enter into long-term contracts for the sale of its Products hereunder subject to the obligations set forth in paragraph 5 of Article l0 and in paragraph 1 of this Article 11.

4. In the event that sales are made or contracted to be made to Affiliates, the prices to be paid therefor, to the extent they affect any amounts payable to the Government pursuant to the terms of this Agreement, shall comply with the provisions of Article 13 and, to the extent applicable, of Annex "F" to this Agreement. The Company shall submit to the Government any proposed contract of sale to an Affiliate for approval as complying with the foregoing provisions. If it does so, and the Government either so approves the contract or fails to respond within three months of such submission, the contract shall be deemed for purposes hereof to comply with the foregoing provisions. In any event sales commitments with Affiliates shall be made only at prices based on or equivalent to arm's length sales and in accordance with such terms and conditions at which such agreement would be made if the parties had not been Affiliates, with due allowance for normal selling discounts or commissions. Such discounts or commissions allowed the Affiliates must be no greater than the prevailing rates so that such discounts or commissions will not reduce the net proceeds of sales to the Company below those which it would have received if the parties had not been Affiliates. No selling discounts or commissions shall be allowed an Affiliate in respect of sales for consumption by it. Within ninety days after the end of each calendar year, the Company will deliver to the Department a report describing in such reasonable detail as the Department may reasonably request all sales contracts entered into during the preceding calendar year with Affiliates in accordance with the provisions of this paragraph 4.

5. If the Government believes that any figures related to sales to Affiliates and used in computing any amounts payable to the Government hereunder are not in accordance with the provisions of paragraph 4 of this Article (or, if such sales were pursuant to a contract, theretofore approved pursuant to the provisions of such paragraph 4, are not in accordance with such contract), the Government may within twelve months after the calendar quarter in which such Products were sold, but not thereafter, so advise the Company in writing. The Company shall submit evidence of the correctness of the figures within forty-five days after receipt of such advice. Within forty-five days after receipt of such evidence, the Government may give notice to the Company in writing that it is still not satisfied with the correctness of the figures and, within ten days after receipt of such notice by the Company, a Committee, consisting of one representative of and appointed by the Government and one representative of and appointed by the Company, shall be constituted to review the issue. The Committee shall meet as soon as convenient at a mutually agreeable place in Indonesia and if the members of the Committee do not reach agreement within twenty days after their appointment or such longer period as the Government and the Company mutually agree, the representatives shall appoint a third member of the Committee, who shall be a person of international standing in jurisprudence and shall be familiar with the international Mineral industry. The Committee, after reviewing all the evidence, shall determine whether the figures used by the Company or any other figures are in accordance with paragraph 4 of this Article (or an approved contract, as the case may be). The decision of two members of the Committee shall be binding upon the Parties. Failure of two representatives to appoint a third member of the Committee shall require the issue to be submitted to arbitration pursuant to Article 21 of this Agreement. Within ninety days after the issue has been finally decided pursuant to this paragraph, appropriate retroactive adjustment shall be made in conformity with the Committee's decision. The Company and the Government each shall pay the expenses of its own member on the Committee and one half of all other expenses of the Committee's proceedings.

6. In the event that the Company produces a concentrate containing any Precious Metals which are easily recoverable, the Company shall, if it is economically feasible, make maximum efforts to recover such Precious Metals.

7. In the event of a sale of copper concentrates, gold or silver to an Affiliate or to the domestic market or to the Government's designated agency, it is understood that, unless otherwise agreed by the Parties, the price of such Products shall be determined on the basis of a formula price which is generally employed in the sale of comparable products among unrelated parties.

8. If at any stage in the course of its marketing arrangement, the Company refines, or takes delivery of gold or silver refined from its Products, then such gold and silver will be in a form and bear marks which will make it acceptable in the international precious metals markets. For gold, this means the London Gold Market; for silver this means the London Silver Market.

                           ARTICLE 12

                 IMPORT AND RE-EXPORT FACILITIES

1. The Company may import into Indonesia capital goods, equipment, machinery (including spare parts), vehicles (except for sedan cars and station wagons), aircraft, vessels, other means of transport, consumables (including safety equipment, chemicals and explosives) and raw materials being items needed for use in the Mining, Exploration, feasibility study, construction, production and supporting technical activities of the Enterprise.

2. For the period beginning on the date of the signing of this Agreement and ending on the eighteenth anniversary of such date, and except as otherwise provided in paragraph 4 of this Article, the imports permitted by paragraph 1 of this Article (other than foodstuffs, wearing apparel and other vital necessities for the personal needs of the Company's employees and their dependents) shall be exempted from import duties and shall obtain full relief from and postponement of value added tax ("VAT") otherwise payable as provided by the laws and regulations from time to time in effect.

3. The provisions of this Article shall also be applicable to Persons engaged as registered subcontractors of the Company to carry on work or perform services with respect to the Enterprise, and to any equipment directly used to support the technical operations of the Company or any such subcontractor such as laboratory and computer equipment located outside its field operations.

4. The exemption from import duties and relief from and postponement of VAT as referred to in paragraph 2 of this Article shall apply only to the extent that the imported goods are not produced or manufactured in Indonesia and available on a competitive time, cost and quality basis, without duty or tax except that for the purposes of comparing the costs of imports and the cost of goods manufactured or produced in Indonesia a premium (not in excess of twelve and a half percent) shall be applied to the cost of imports.

5. Any equipment (which must be clearly identified) and unconsumed material imported by the Company or registered subcontractors of the Company for the exclusive purpose of providing services to the Company and intended to be re-exported will be exempt from import duties and entitled to relief from VAT and other levies. If such equipment and material shall not have been re-exported by the time for re-export (as established at the time of import), the Company or the subcontractors of the Company, as the case may be, shall, unless such re-export time has been extended or exempted for reasons acceptable to the Government, pay import duties, VAT and other levies not paid upon entry. The Company shall be responsible for proper implementation of its sub-contractors' obligations under this Article.

6. Any item imported by the Company or its registered sub-contractors pursuant to this Article and no longer needed for the Exploration, Mining and Processing activities of the Company may be sold outside Indonesia and re-exported free from export taxes and other customs duties (excluding capital gains tax) and from VAT tax after compliance with laws and regulations which shall at the time of such sale be in effect and of general application in Indonesia. No imported item shall be sold domestically or used otherwise than in connection with the Enterprise except after compliance with import laws and regulations which are at the time of such import in effect and of general application in Indonesia.

7. In view of the fact that goods and services will have to be imported from abroad and that the Contract Area Block B is remote, for all practical purposes, from presently existing sea ports and other ports of entry for customs purposes, the Government will consider establishing such sea port or port of entry and the requisite customs office thereat as the Company shall reasonably request from time to time; in consideration thereof, each such customs office so established at the request of the Company shall be furnished and maintained by the Company at its expense and according to the laws and regulations from time to time in effect.

8. During the Operating Period, the Company shall submit to the Government, not later than November 15 of each year, a list of equipment and material to be imported during the next calendar year to enable the Government to review and to approve the various items to be imported for the Enterprise. Notwithstanding the foregoing, the Company may request (stating the cause) the Government to amend the list of equipment and material as required during the year.

9.   Personal  effects (including household and living  equipment and  goods)  belonging  to  a Covered  Employee  who  is  an
     Expatriate   shall  be  exempt  from  import  or   re-export
     licenses, fees and duties.

10. Except as otherwise specifically provided in this Article or in Article 13, the Company shall duly observe import restrictions and prohibitions and rules and procedures of general application.

                           ARTICLE 13

              TAXES AND OTHER FINANCIAL OBLIGATIONS
                         OF THE COMPANY

Subject to the terms of this Agreement, the Company shall pay to the Government and fulfill its tax liabilities as hereinafter provided:

     (i)   Deadrent in respect of the Contract Area or any Mining
           Area.

     (ii) Royalties in respect of the Company's production of Minerals.

     (iii) Income taxes with respect to the Taxable Income of the Company.

     (iv) Personal income tax.

     (v) Withholding taxes on dividends, interest and royalties, rental, technical service, management service and other service.

     (vi) Value Added Tax on purchases and sales of taxable goods, except as otherwise provided herein.

     (vii)     Stamp duty on legal documents.

     (viii) Import duty on goods imported into Indonesia, except as otherwise provided herein.

     (ix) Land and Building Tax (PBB).

     (x)  Levies,  taxes, charges and duties imposed by  Regional
          Government in Indonesia which have been approved by the Central Government.

     (xi) General administrative fees and charges for facilities or services rendered and special rights granted by the Government to the extent that such fees and charges have been approved by the Central Government.

     (xii) Tax on the transfer of ownership of motorized vehicles and ships in Indonesia.

     (xiii)    Tax compliance.

The Company shall not be subject to any other taxes, duties, levies, contributions, charges or fees now or hereafter levied or imposed or approved by the Government other than those expressly provided for in this Article and elsewhere in this Agreement.
1.   Deadrent in respect of the Contract Area or any Mining Area.

     The Company shall pay, in Rupiah, in United States Dollars or in such other currencies as may be mutually agreed, an annual amount as deadrent to be measured by the number of hectares included in the Contract Area or any Mining Area as the case may be, calculated on January 1st and July 1st of each year, such payments to be made in advance and in two installments each payable within thirty days after the said dates during the term of this Agreement and payable as stipulated in Annex "D" attached hereto.

2. Royalties in respect of the Company's production of Minerals.

     The Company shall pay royalties in respect of the Mineral content of Products from the Mining Areas, to the extent that any Mineral in such Products shall be a Mineral for which value according to general practice is paid to the Company by a buyer. Royalties shall be paid in Rupiah, in United States Dollars or in such other currencies as may be mutually agreed, and shall be paid within sixty days following the end of each calendar quarter. Each payment shall be accompanied by a statement in reasonable detail showing the basis of computation of royalties due in respect of shipments or sales made during the preceding calendar quarter.

     Royalties will be computed as follows:

     a.   With  respect to copper sold as concentrates  (together
          with   Precious  Metals  which  constitute   Associated
          Minerals with such copper) or smelted or refined by or on behalf of the Company:

          (i) In the case of copper so sold as concentrates, the amount of the royalty to be paid in respect of the payable copper content of the concentrates sold by the Company during any calendar quarter shall be an amount equal to the value of CR in the following formula:

               CR   =    [(P x ACP) - SRFS] x PCT

               where,

               P         =     the  number of pounds  of  payable
                         copper contained in the concentrates sold during any calendar quarter;

               ACP       =      the   Applicable   Copper   Price
                         determined as provided in (b) below;

               SRFS      =     the smelting and refining charges,
                         and freight and other selling costs, incurred by the Company in respect of such concentrates; and

               PCT  =    the following applicable percentage;

                         (1)  if  the Applicable Copper price  is
                              US  $ 0.9000 per pound or less; PCT
                              = 1.50%

                         (2)  if  the Applicable Copper Price  is
                              more  than  US $ 1.1000 per  pound;
                              PCT = 3.50%

                         (3)  if  the Applicable Copper Price  is
                              more than US $ 0.9000 per pound but
                              not  more  than  US  $  1.1000  per
                              pound;  a  rate computed using  the
                              following formula;
                                     _____             _____
                                    :             ACP -  90 :
                                    :  1.50  +    _________ :
                              PCT = :                       :
                                    :                10     :
                                    :_____             _____:

                              where PCT =    royalty rate in
                              percent, and

                                                  ACP  =    the
                                             Applicable Copper
                                             Price in US cents
                                             per pound.

          (ii) In the case of copper smelted or refined by or on behalf of the Company, the royalty shall be based on the payable copper content of the concentrates smelted or refined by the Company during any calendar quarter and shall be determined by the foregoing formula with SRFS being the smelting and refining charges, and freight and other selling costs, which would have been incurred by the Company in respect of such concentrates had such concentrates been party (which, if the Company has sold any copper concentrates during such calendar quarter, shall be the average SRFS applicable thereto); and

          (iii) The applicable royalty rate with respect to the Precious Metals which constitute Associated Minerals with such copper shall be 1% of the sales price, based on the Applicable Gold Price or the Applicable Silver Price.

     b.   The   following  definitions  are  applicable  to   the
          provisions of this Agreement with respect to Royalties:

          (i) The term "Applicable Copper Price" shall mean, with respect to the copper contained in the concentrates sold by the Company during any calendar quarter, a price equal to the official London Metal Exchange cash seller's price for copper-higher grade as published by "Metals Week" averaged over such calendar quarter.

          (ii) The term "Applicable Gold Price" shall mean, with respect to the gold contained as an Associated
               Mineral in the concentrates sold by the Company during any calendar quarter, a price equal to the mean of the London bullion market spot morning ("initial") and afternoon ("final") price for gold in United States currency as published in "Metals Week" averaged over such calendar quarter.

          (iii) The term "Applicable Silver Price" shall mean, with respect to the silver contained as an Associated Mineral in the concentrates sold by the Company during any calendar quarter, a price equal to the London bullion brokers spot price in United States currency as published in "Metals Week" averaged over such calendar quarter.

          (iv) The term "payable", when used in connection with the copper, gold and silver content of concentrates sold by the Company, shall mean that portion of such content for which a price is paid to the Company.

          (v) The term "pound" shall mean, with respect to copper, sixteen ounces (avoirdupois).

          (vi) The term "ounce" shall mean, with respect to gold and silver, a troy ounce of 31.1035 grams.

          (vii) The term "smelting and refining charges, freight and other selling costs" shall mean with respect to concentrates sold by the Company, the aggregate amount of costs in respect of such concentrates that are deductible from gross sales in determining Net Sales.

     c. The prices of copper, gold and silver, if quoted in pounds sterling (or other foreign currency) rather than in United States Dollars by "Metals Week" (or any other publication substituted for "Metals Week" by mutual agreement of the Company and the Department), shall be converted daily during any calendar quarter into United States Dollars by using the noon buying rate for sterling (or other foreign currency) for cable transfers as certified by the Federal Reserve Bank of New York for customs purposes. The average price for any such calendar quarter shall be calculated by totalling the United States Dollar equivalents of the daily prices (or daily mean prices, in the case of gold) and dividing such total by the number of market days in such quarter.

     d. In the event that either the Company or the Department believes that the market price of copper, gold or silver price specified in this Article 13 is no longer quotable or determinable from reliable published sources, then, upon written notice by the Company or the Department to the other, the Company and the Department shall promptly consult with a view toward determining a new published market price for copper, gold or silver, as the case may be, such new published market price to be the same, so far as practicable, as that specified above. If the Company or the Department shall give such notice, the Company shall continue to pay royalties on the basis of a published market price determined by the Company in good faith for the metal concerned, in the case of all concentrates shipped during the period commencing with the date of such notice and ending with the date on which the Company and the Department shall reach agreement with respect to a new published market price for the metal concerned.

     e. The computation of the amount of the copper royalty payment in respect of the concentrates sold by the Company during a given calendar quarter shall be made on the basis of the final dry weight, assay, and smelting and refining charges, freight and other selling costs determined in accordance with the applicable sales, transportation, insurance and other contracts as evidenced by final invoices, cargo and freight bills, and other documents related to shipping and handling. To the extent that the final dry weight, assay, and smelting and refining charges, freight and other selling costs have not been determined, such computation shall be made on the basis of the provisional dry weight, assay, or smelting and refining charges, freight and other selling costs as determined in accordance with the applicable sales, transportation, insurance and other contracts as evidenced by provisional invoices, freight bills and other documents, subject to upward or downward adjustment on the basis of the final dry weight, assay, or smelting and refining charges, freight or other selling costs. If the amount of the royalty payment made in respect of any cargo of concentrates on the basis of the provisional dry weight, assay, or smelting and refining charges, freight or other selling costs is more or less than the amount thereof computed on the basis of the final dry weight, assay, or smelting and refining charges, freight and other selling costs, the amount of the excess or deficiency shall be subtracted from or added to, as the case may be, the amount of the royalty payment due on the quarterly payment date next following the determination of such final dry weight, assay or smelting and refining charges, freight or other selling costs.

          Each payment shall be accompanied by a certificate signed by an executive director of the Company showing in reasonable detail the computation of the amount of the royalty payment due, including the amount of any adjustment in royalty payments made in respect of any prior quarter.

     f. Concentrates shall be deemed to be sold when title passes to the purchaser pursuant to the applicable contract of sale.

     g. In the ease of Precious Metals and other Minerals not covered by the provisions of paragraph (a), the applicable royalty rate shall be computed on the basis of the market value of the contained Mineral refining charges, and freight and other selling costs, with the royalty rates (which may vary with the applicable market prices) being determined by negotiation between the Company and the Government, based on the general economic principles reflected in the royalty rates established in this paragraph for copper and Precious Metals which are Associated Minerals; provided, however, that in no event will such royalty rates be less than 1% nor more than 3.5%. Such negotiation shall be completed, with respect to any Mineral, prior to the time the Company first begins construction of any Mining facilities with respect to such Mineral as permitted by this Agreement. The actual computation of the royalties will be based on the provisions and principles contained in the foregoing paragraphs (b) through (f).

     h. The Company shall pay any applicable Additional Royalty in Respect of Minerals Exported as Unbeneficiated Ore from Indonesia ("Additional Royalty"). Additional Royalty shall be payable only to the extent that any Mineral in the Company's Products exported from Indonesia shall be a Mineral for which value according to general practise is paid to the Company by a buyer. The rate of Additional Royalty to be paid shall be as stipulated in Annex "G" attached hereto. The Additional Royalty shall be increased or decreased in the same proportion that the currant price shall be different from those prices set out in Annex "G" for each Mineral sold. Additional Royalty shall not be payable on:

          (i)  The  export  of  Precious Metals in  the  form  of
               Associated   Minerals,  dore   bullion   bars   or
               concentrates or

          (ii) Any Mineral exported in a form listed as exempt in column 6 of Annex "G".

          The rules applicable to Additional Royalty shall be, with necessary adjustment, those rules of computation and payment of royalty set out above in this paragraph 2 (exclusive of the limitations on rate specified in paragraph (g) above). The Government will (upon written request from the Company) determine the stage of Products exempt from Additional Royalty or any Mineral for which no stage is specified in column 6 of Annex "G", such stage to be consistent with the stages specified in column 6 of Annex "G" for similar Minerals. For any Minerals or ore for which no international price is given on or ore for which no international price is given on Annex "G" the Government will (upon written request from the Company) determine such price based upon general economic principles applicable to the determination of royalty for copper and Precious Metals specified above in this paragraph 2.

3. Incomes taxes with respect to the Taxable Income of the Company.

     The Company will pay corporate income tax (calculated in accordance with Annex "F") on income, meaning any increase in economic prosperity received or accrued by the Company, whether originating from within or without Indonesia, in whatever name and form, including but not limited to gross profit from business, dividends, interest and royalties; the tax rates which shall be applied throughout the term of this Agreement shall be as follows:

     (a)   15%  tax  rate for taxable income up to Rp  10.000.000
     (ten million Rupiah);

     (b)  25% tax rate for taxable income from Rp 10.000.000 (ten
          million   Rupiah)  to  Rp  50.000.000  (fifty   million
          Rupiah); and

     (c)   35%  tax  rate for taxable income above Rp  50.000.000
     (fifty million Rupiah).

     For the purposes of calculation of taxable income, the rules for computation of corporate income tax as provided for in Annex "F" attached to and made part of this Agreement shall apply and except as otherwise stipulated in this Agreement and the said Annex "F", the rules as provided in Income Tax Law 1984, Law No. 7 of 1983 and the regulations thereunder, shall apply.

4.   Personal income tax.

     (i) The Company shall withhold and remit income taxes on remuneration of the Company's employees according to
          Article 21 of Income Tax Law 1984, Law No. 7 of 1983.

     (ii) Remuneration of Covered Employees whose work situs is in a remote area shall not include the following in kind or other benefits provided by the Company:

          (a) medical services provided to Covered Employees (including their dependents), including services provided pursuant to paragraph 7 of outside the Contract Area or any Project Area to executive directors of the Company at the Vice President level or higher shall be reviewed on a case-by-case basis to determine if such services are remuneration;

          (b) annual leave for Covered Employees (including their dependents) who reside in a remote area;

          (c) the cost of education within the Contract Area or related Project Area of dependents of Covered Employees (including their dependents), including education provided pursuant to paragraph 8 of
               Article 17;

          (d)  housing  in  a  remote  area provided  to  Covered
               Employees (including their dependents); and

          (e) food provided to Covered Employees at any remote area location.

     (iii) Expatriate Individuals who are employed or engaged by the Company or its Subsidiaries or its sub-contractors and who are present in Indonesia for 183 or less days in any twelve month period shall be subject to withholding of tax at the rate of 20% (or such lesser percentage as shall apply under any relevant Double Tax Agreement) on the gross remuneration for services rendered in Indonesia based an Article 26 Income Tax Law 1984, Law No. 7 of 1983. The income of such Expatriate Individuals which is taxable in Indonesia shall include only remuneration paid to them for services rendered in Indonesia.

     (iv) Expatriate Individuals who are employed or engaged by the Company or its Subsidiaries or its subcontractors and who are present in Indonesia for more than 183 days in any twelve month period or intend to reside in Indonesia, shall be liable for Indonesian personal income tax. The Company shall deduct personal income tax based on Article 21 Income Tax Law 1984, Law No. 7 of 1983 from the income received by the employee from the Company with consideration being given to the regulations relating to deductible income. The income of such Expatriate Individuals shall include all kinds of remuneration paid to them by their employer but shall exclude employee benefits which either are not deductible in calculating the taxable income of the Company or are set out in clause (ii) of this paragraph 4.

 5.  Withholding taxes on dividends, interest and royalties.

     (a) The Company shall, in accordance with the Income Tax Law 1984 and the laws and regulations prevailing at the date of the signing of this Agreement, withhold and remit to the Government withholding taxes on the payment of royalties, rent and other compensation related to the use of property and compensation paid for technical assistance or management services performed in Indonesia, at the following rates (or such lesser rates as shall be applicable from time to time under any relevant Double Tax Agreement): fifteen percent to the case of payments to a resident taxpayer and twenty percent in the case of payments to a nonresident taxpayer.

     (b) The Company (and its Subsidiaries and Affiliates to the extent carrying out functions hereunder) shall, in accordance with the Income Tax Law 1984 and the laws and regulations prevailing at the date of the signing of this Agreement, withhold and remit to the Government withholding taxes on the payment of dividends at the rate of fifteen percent (or such lesser rate as shall be applicable from time to time under any relevant Double Tax Agreement).

     (c) The Company shall, in accordance with the Income Tax Law 1984 and the laws and regulations prevailing at the date of the signing of this Agreement, withhold and remit to the Government withholding taxes on the payment of interest at the following rates (or such lesser rates as shall be applicable from time to time under any relevant Double Tax Agreement): fifteen percent in the case of payments to a resident taxpayer and twenty percent in the case of payments to a nonresident taxpayer; provided that, during the term of this Agreement, the Company (and its Subsidiaries and Affiliates to the extent carrying out functions hereunder) shall be exempt from any Government withholding taxes on any interest in whatever form which is payable on any indebtedness of the Company (and such Subsidiaries and Affiliates) pursuant to loan agreements entered into prior to the date of the signing of this Agreement. For such purpose, interest includes payments for loan guarantees and other payments which are characterized as interest for purposes of Indonesian law and loan agreements include all debt agreements providing for the payment of such interest.

     6. Value Added Tax and Sales Tax on Luxury Goods imposed on import and delivery of taxable goods and services.

          With regard to the obligation contemplated by the Value Added Tax on Goods and Services and Sales Tax on Luxury Goods, Value Added Tax Law 1984, Law No. 8 of 1983 and its implementing regulations as in effect on the date of the signing of this Agreement (the "VAT Law") the Company (for itself and its Subsidiaries and Affiliates to the extent carrying out functions hereunder) agrees, except as otherwise provided in this Agreement, as follows:

          (i) It shall register its business as a taxable firm for Value Added Tax Purposes;

          (ii) It shall withhold and remit upon sale and delivery
               of   Mined  Products  tax  (output  tax)  at   the
               applicable rate or rates under the VAT Law;

          (iii)     It shall withhold and remit tax under the VAT
               Law in accordance with the Decree of the President
               of  the Republic of Indonesia No. 56 of Year  1988
               or decrees having similar effect;

          (iv) The Company shall be subject to the obligation  to
               pay  tax  under  the VAT Law  on  the   import  or
               purchase  of  taxable  goods  or  procurement   of
               taxable services;

          (v) Tax under the VAT Law, especially on the import or purchase of taxable goods in the form of machinery and other equipment, may be deferred pursuant to the regulations in effect from time to time.

          (vi) Payments under the VAT Law on import and domestic purchasing of taxable goods and services (input tax) are creditable against payments of output tax under the VAT Law.

          (vii) If the input tax is more than the output tax, the excess may be either applied against the output tax for the next taxable period or refunded to the Company, as requested by the Company. Any such refund shall be made within one month after the date of the letter requesting such refund.

7.   Stamp duty on legal documents.

     As provided in Law No. 13 of 1985 dated December 27, 1985 re
     Stamp Duty.

8.   Import duty on goods imported into Indonesia.

     (i) Exemption and tax reliefs on import of capital goods, equipment, machinery (including spare parts), vehicles (except for sedan cars and station wagons), aircraft, vessels, other means of transport, consumables (including chemicals and explosives, but excluding dry goods and foodstuffs) and raw materials are accorded to the Company, as provided in Article 12 above, by virtue of Law No. l of 1967 concerning Foreign Capital Investment as amended in Law No. 1 of 1967.

     (ii) Other goods including personal effects are subject to import duty laws and regulations from time to time in effect, except as otherwise provided in Article 12.

     (iii) Tobacco and liquor are subject to excise tax in accordance with the prevailing law.

9.   Land and Building Tax (PBB). The Company shall pay Land  and
     Building Tax (PBB), in Rupiah, as follows:

     (i) During the General Survey, Exploration, Feasibility Studies and Construction Periods, an amount equal to the amount of deadrent. During the Operating Period, an amount equal to the amount of deadrent, plus an additional annual land tax equal to 0.5% times 20% of gross revenues from Mining operations. Such payments shall be made in accordance with the provisions set forth in paragraph 1 of this Article.

     (ii) An amount to be measured by the number of square meters of land area and floor space used by the Company for its facilities which are closed to the public, such payment to be made during the term of this Agreement in accordance with the laws and regulations from time to time in effect; provided, that the tariffs imposed on the Company shall be only those of general applicability in the Mining industry in Indonesia.

10. Levies, taxes, charges and duties imposed by Regional Governments in Indonesia which have been approved by the Central Government and are at rates no higher than the fees and charges prevailing as at the date of the signing of this Agreement and calculated in a manner no more onerous to the Company than that prevailing as at the date of the signing of this Agreement.

11. Except as otherwise provided in this Agreement, general administrative fees and charges for facilities or services rendered and special rights granted by the Government to the extent that such fees and charges have been approved by the Central Government and are at rates no higher than the fees and charges prevailing as at the date of the signing of this Agreement and calculated in a manner no more onerous to the Company than that prevailing as at the date of the signing of this Agreement.

12. Tax on the transfer of ownership shall be payable on motorized vehicles (the tax levied by the Regional Government where the vehicles are registered at rates according to the relevant Regional Government regulations from time to time in effect) and on ships or vessels working in Indonesia (the tax levied by the Directorate General of Sea Communication, Ministry of Communication, where the ships or vessels are registered).

13.  Tax Compliance.

     (i) The Company shall maintain appropriate tax books and records and otherwise comply with the tax filing and payment requirements of the Republic of Indonesia and any other taxing jurisdictions which may lawfully impose any tax on the Company.

     (ii) The Company and its Subsidiaries and Affiliates are subject to the provisions of Income Tax Law 1984, Law No. 7 of 1983 and Law No. 6 of 1983 concerning General Tax Provisions and Procedures and of this Agreement in connection with such formal and procedural tax matters as Tax Identification Number, Tax Return, tax payment, reporting and rights as to taxation such as tax objection, refund, tax credit, compensation and penalties.

     (iii) The Company shall maintain tax records for the Government, in a manner consistent with Article 14 and may compute and pay all tax payments in United States
          Dollars.

     (iv) In determining the Company's net taxable income, sound, consistent and generally accepted accounting principles used in the Mining industry shall be employed, provided, however, that where more than one accounting practice is found to prevail, the Government shall consult with the Company with regard to the particular item. Without limiting the generality of the foregoing, the Government shall in no event be bound by the Company's characterization of any transaction with an Affiliate for accounting purposes. In the event that the Government establishes that any payment, deduction, charges or expenses or other transaction with an Affiliate is not fair, reasonable and consistent with the general practice that would have been followed by independent parties in connection with a transaction of a similar nature, the Government may, for the purposes of determining the Company's income tax liability, substitute the payment, deduction, charges or expenses or other transaction which would have prevailed had the transaction occurred between independent parties.

                           ARTICLE 14

              RECORDS, INSPECTION AND WORK PROGRAM

1. The Company shall maintain in Indonesia technical, financial and tax records relating to its operations hereunder which are comparable in detail and type to those being maintained on the date of the signing of this Agreement with respect to its current operations in Indonesia. Such financial and tax records may be maintained in Rupiahs or United States dollars as selected by the Company, and in English. The
     Company shall furnish to the Government annual financial statements consisting of a balance sheet and related statement of income and all such other financial information concerning the Enterprise and its operations hereunder in accordance with generally accepted accounting principles in Indonesia and all such other information concerning its operations in such detail as the Government may reasonably request.

2. The Government and its authorized representatives have the right to review and audit such financial statement and tax returns within five years after the end of the latest period covered thereby. The failure by the Government to make a claim for additional payment on account of deadrent, royalties, tax or other payments to the Government within such five year period shall preclude any such claim by the Government thereafter.

3. The Government and its authorized representatives may enter the Contract Area and any other place of business of the Company to inspect the operations at any time and from time to time during regular business hours. The Company shall render necessary assistance to enable such representatives to inspect technical, financial and tax records relating to the Company's operations and shall give such representatives such information as such representatives may reasonably request. The representatives shall conduct such inspections at their own risk and shall avoid interference with normal operations of the Company.

4. The Company shall submit to the Department no later than November 15 in each year during the term of this Agreement its work program, budget plan, sales contract and marketing/sales plan for the following year in sufficient detail to permit the Department to review such physical, financial and marketing/sales program and determine whether they are in accordance with the Company's obligations under this Agreement. A work program and budget for the first year of this Agreement with respect to the Contract Area Block B shall be submitted as soon as possible after the signing of this Agreement.

5. (a) The Company shall also furnish to the Department the reports called for by Article 7, by paragraph 7 of
          Article 10 and by Article 11.

     (b) The Company shall furnish to the Government such other information of whatever kind relative to the Enterprise and not otherwise being delivered to the Government or the Department as the Government may reasonably request, which is, or with the exercise of reasonable efforts by the Company would be, within the control of the Company in order that the Government may be fully appraised of the Company's Exploration and exploitation activities.

6. All information mentioned in paragraph 5 of this Article furnished to the Department may be in English and all financial data will be recorded in United States Dollars. All such information shall be subject to the provisions of paragraph 6 of Article 7 relating to confidentiality.

7.   The  Company  shall  maintain original records  and  reports relating to its activities and operations under this Agreement including documents relating to financial and commercial transactions with independent parties and Affiliates in its principal office in Indonesia. These records and reports shall be open to inspection by the Government through an authorized representative. Such reports and records shall be maintained in Indonesia and all financial data shall be recorded in Rupiah currency or United States Dollars and records shall also be kept of conversion rates applied to the original currency.

8. The Company shall require its Subsidiaries, Affiliates and subcontractors, to the extent that such Subsidiaries, Affiliates and subcontractors are acting on the Company's behalf with respect to the Company's obligations, activities and operations under this Agreement, to keep all financial statements, records, data and information necessary to enable the Company to observe the provisions of this Article 14.

9. All records, reports, plans, maps, charts, accounts and information which the Company is or may from time to time be required to supply under the provisions of this Agreement shall be supplied at the expense of the Company.

                           ARTICLE 15

                        CURRENCY EXCHANGE

1. All investment remittances into Indonesia for the purpose of any expenditures to be made in Indonesia (including but not limited to equity capital and loan capital) shall be deposited into a foreign investment account (the "PMA Account") established at one or more foreign exchange banks in Indonesia. All such investment remittances shall be used in accordance with the investment regulations from time to time in effect applicable to foreign investment law companies established under the Foreign Investment Law, Law No. 1 of 1967, as amended. The conversion or sale of foreign exchange originating from PMA foreign currency accounts is to be done with foreign exchange banks and not necessarily with Bank Indonesia.

2. The Company shall be granted the right to transfer abroad, in any currency it may desire, funds in the PMA Account or received by the Company in Rupiah in respect of the following items, provided that such transfers are effected in accordance with the laws and regulations then in effect and at prevailing rates of exchange generally applicable to commercial transactions:

     (i) Net operating profits of the Company in proportion to the shareholding of any non-Indonesian investor;

     (ii) Repayment of loan principal and the interest thereon, insofar as it is a part of the Company's capital investment which has been approved by the Government;

     (iii) Allowance for depreciation of capital assets generally applicable to foreign investment companies established under the Foreign Investment Law, Law No. 1 of 1967, as amended;

     (iv) Proceeds   from  sales  of  shares  sold  pursuant   to
          paragraph 2 of Article 24;

     (v) Expenses for Expatriates employed by the Company and their families and for training of Indonesian personnel abroad;

     (vi) Debts of the Company denominated in foreign currency, including debts owed to contractors and sellers of equipment and raw materials, or for commissions;

     (vii)     Technical assistance fees;

     (viii)    License fees;

     (ix) Agency commissions payable to third parties abroad;

     (x) Payments to foreign suppliers of the Company, to the extent that the purchases of foreign goods and services, including management and related services, are necessary for the operation of the Company or the Enterprise;

     (xi) Repatriation of capital on the liquidation of the Company;

     (xii) Any other foreign exchange facilities provided from time to time to foreign investment companies established under the Foreign Investment Law, Law No. 1 of 1967, as amended or provided by any regulations adopted pursuant thereto or by any other laws or regulations.

3. The proceeds of sales of Minerals and any Products derived from them can be used as the Company sees fit. Without prejudice to the foregoing rights of the Company, the Company agrees that with regard to the proceeds of the Company's export sales it shall comply with laws and regulations from time to time in force to the extent not inconsistent with the preceding sentence, except as Bank Indonesia and the Company may otherwise agree. The terms and conditions of any such agreement between Bank Indonesia and the Company shall not be less favorable to the Company than those contained in any other similar agreements by Bank Indonesia and other mining companies now or hereafter in effect.

4. The Company in the exercise and performance of its rights and obligations set forth in this Agreement shall be authorized to pay abroad, in any currency it may desire, without conversion into Rupiah, for the goods and services it may require and to defray abroad, in any currency it may desire, any other expenses incurred for mining operations under this Agreement.

5. All Expatriates who are Covered Employees in any capacity shall have the right to freely retain or dispose of any of their funds or assets outside Indonesia and shall be entitled to import into Indonesia such foreign currencies as may be required for their needs.

6. In respect of other matters of foreign currency arising in any way out of or in connection with this Agreement, the Company shall be entitled to receive treatment no less favorable to the Company than that accorded to any other Mining company carrying on operations in Indonesia.

7. Subject to the foregoing paragraphs of this Article 15, the Company shall comply with all financial reporting and approval requirements applicable to foreign investment law companies established under the Foreign Investment Law, Law No. 1 of 1967.

8. The Company shall forward financial reports in accordance with the procedures required by Bank Indonesia.

                           ARTICLE 16

                SPECIAL RIGHTS OF THE GOVERNMENT

1. The Company and its shareholders agree that they will not without the Government's prior approval:

     (i) amend the Articles of Incorporation of the Company in any material respect;

     (ii) change the basic nature of the business of the Company;

     (iii)     voluntarily liquidate or wind up the Company;

     (iv) merge or consolidate the Company with any other company; or

     (v) pledge or otherwise use as security the Minerals in the Contract Area.

2. The Government reserves the right to withhold its approval of plans and designs relating to construction, operation, expansion, modification and replacement of facilities of the Enterprise in the Contract Area Block B which may disproportionately and unreasonably damage the surrounding Environment or limit its further development potential or significantly disrupt the socio-political stability in the area or be adverse to the interests of national security. As more fully described in paragraph 4 of Article 8, such approval shall not unreasonably be withheld or delayed; and, if within three months after submission of such plans or designs the Government does not raise any objection, then such plans or design will be considered approved.

3. The Government shall have the right of access to the Contract Area as provided in paragraph 3 of Article 14.

                           ARTICLE 17

         EMPLOYMENT AND TRAINING OF INDONESIAN NATIONALS

1. The Company shall continue to employ Indonesian personnel to the maximum extent practicable consistent with efficient operations, subject to the provisions of the laws and regulation which may from time to time be in force in Indonesia.

2. The Company shall not be restricted in its assignment or discharge of personnel; provided however that subject to the foregoing requirements the terms and conditions of such assignment and discharge or disciplining of Indonesian personnel shall be carried out in compliance with the laws and regulations of Indonesia which at the time are generally applied.

3. The Company shall continue to seek to provide direct Indonesian participation in the Enterprise through the inclusion of Indonesian nationals in the management of the Company. The Company will also train Indonesian nationals to occupy other responsible positions.

4. The Company shall continue to conduct a comprehensive training program for Indonesian personnel in Indonesia and, subject to the approval of the Government, in other countries and shall carry out such program for training and education in order to meet the requirement for various classifications of full time employment for its operations in Indonesia. With respect to any New Mining Area, such program shall be carried out as soon as practicable after the beginning of the Construction Period with respect to such New Mining Area. The Company shall also conduct a program to acquaint all Expatriate employees and registered subcontractors with the laws and customs of Indonesia.

5. The Company and its registered subcontractors may bring into Indonesia such Expatriate Individuals as in the Company's judgment are required to carry out efficiently the operations of the Company hereunder; provided however, that the Department may make known to the Company, and the Company shall duly observe, objections based on grounds of national security or foreign policy of the Government. At the Company's request (which shall be accompanied by information concerning the education, experience and other qualifications of the individuals concerned) and in compliance with the laws and regulations in effect from time to time, the Government will facilitate the issuance of all necessary permits, visas and such other permits as may be required; in this connection the Company shall periodically submit its manpower requirement plans, manpower report, training program and training report in the framework of the Indonesianization process to the Government.

6. The Company agrees that there shall at all times be equal treatment, facilities and opportunities among employees in the same job classification with respect to salaries, facilities and opportunities within the Mining industry regardless of nationality and the Company shall duly observe the manpower laws and regulations from time to time in effect in Indonesia. Notwithstanding the foregoing, it shall not be a violation of the foregoing provision to give preference as to opportunity to Indonesians in light of the policy of the Government to increase the employment of Indonesians to the maximum extent possible, nor to continue to pay Expatriates brought into Indonesia pursuant to paragraph 5 of this Article at a higher rate than local employees in situations where, with respect to a given job classification, there is a need to employ such Expatriates.

7. The Company shall furnish such free medical care and attention to all its employees working in any Mining Area or in any Project Area related to such Mining Area as is reasonable and shall maintain or have available adequate medical services at least commensurate with such services provided in similar circumstances in Indonesia. With respect to a Company established permanent settlement with respect to a Mining Area, the Company shall furnish such free medical care and attention to all its employees and all Government officials requested by the Company working in such Mining Area or in any Project Area related to such Mining Area as is reasonable and shall maintain a staff and a dispensary, clinic or hospital which shall be reasonably adequate under the circumstances according to the laws and regulations of Indonesia from time to time in effect.

8. With respect to any Mining Area as to which the Company has established a permanent settlement incorporating families for the employees associated with the Enterprise, the Company shall provide, free of charge, primary and secondary education facilities for the children living in any Project Area related to such Mining Area of employees working in such Mining Area or in any Project Area related to such Mining Area. Rules, regulations and standards of general application for comparable education facilities in Indonesia established by the Department of Education and Culture shall be followed.

9. The Company acknowledges that pursuant to Law No. 14 of 1969, employees of the Company have the right to form a trade union for purposes of collective bargaining with the Company. Certain of the Company's employees are members of a trade union which has been recognized by the Company as well as by the Government, and a collective labor agreement with such union is currently in effect. The Company acknowledges that it may be required from time to time to enter into collective bargaining with such trade union.

                           ARTICLE 18

                       ENABLING PROVISIONS

1. The Government will grant the Company the necessary rights and will take such other action as may be desirable to achieve the mutual objectives of this Agreement. The Company shall have the following rights:

     (i) the sole right to enter the Contract Area or any Mining Area for the purposes of this Agreement, to make drill holes, test pits and excavations, and to take and remove, without royalty or other charge, samples for assays and for metallurgical, pilot plant and laboratory research purposes, including bulk samples for such purposes, provided that the Company shall have received the approval of the Government prior to the export of any such samples, to be given prospectively on a quarterly basis and shall pay any royalties applicable thereto.

     (ii) to enter upon and remain within the Contract Area and the Project Areas related to the Contract Area (including portions of the air space and shore line), subject to the right of the Department to object to any New Mining Area as provided in paragraph 2 of Article
          8. The Company shall recognize the items referred to in
          Article 16 of Law No. 11 of 1967, subject to the provision of paragraph 2 of the said Article 16.

2. In carrying out its activities under this Agreement, the Company, subject to the laws and regulations from time to time in effect in Indonesia, shall have the right to construct facilities as it deems necessary; provided that:

     (i) In connection with the use of land by the Company for construction of facilities as provided in this Agreement, the Company shall pay the usual surveying and registration fees charged by the Land Registration Office. In acquiring titles to land outside any New Mining Area, the Company shall comply with laws and regulations of general application from time to time in effect.

     (ii) In connection with the activities of the Company, but subject to the provisions of Article 13, the Company shall pay generally applicable fees and charges for services performed, facilities provided and special rights granted by the Government; provided that such services, facilities and rights are requested by the Company.

3. Subject to laws and regulations from time to time be in force in Indonesia, and subject also to the provisions of paragraph 2 of Article 25 and paragraph 2 of Article 16, the Company may at any time file with the Department a plan or plans, and may thereafter file additional or amended plans, covering:

     (i) the New Mining Area or Areas in which the Company proposes to construct facilities related to production from the Contract Area Block B;

     (ii) all  other  areas within the Contract Area Block  B  in which the Company proposes to construct any other facilities necessary for the Enterprise, and the location of all such rights in and over land, including easements, rights of way and rights to lay or pass on, over and under land, any roads, railways, pipes, pipelines, sewers, drains, wires, lines or similar facilities as may be necessary for the Enterprise; and

     (iii) all other areas in which the Company shall have the right to construct such additional facilities as the Company deems necessary or convenient for the Enterprise, including Project Areas related to the Contract Area Block A.

     The Government shall thereupon make arrangements for the Company to utilize and remain within all such areas and such land covered by such plans (or such comparable areas as may be agreed between the Government and the Company) and to exercise the other rights specified above with respect to each such area. The use and occupancy of any areas covered by such plans shall not be subject to payment by the Company of any charges or fees other than those specified elsewhere in this Agreement. The plans filed pursuant to this paragraph shall, to the extent practicable, give descriptions in sufficient detail to permit precise identification of the designated areas. The Government shall assist the Company in arrangements for any necessary resettlement of local inhabitants whose resettlement from any part of the Contract Area Block B or the Protect Areas is necessary and the Company shall pay for the resettlement and give reasonable compensation for any dwelling, privately owned lands (including such landownership based on any Indonesian customs or customary laws, generally or locally applicable) or other improvements in existence on any such parts which are taken or damaged by the Company in connection with its activities under this Agreement.

4. Subject to the non-monetary provisions of generally applicable Central Government, Regional Government and Provincial laws and regulations from time to time in effect, and to the payments provided for in Article 13 of this Agreement but to no other payments to the Government, and with due recognition of the rights of private parties created prior to the beginning of the Construction Period and subject to payments of such reasonable compensation to any such private party with rights thereto created prior to the beginning of the Construction Period as may be customary in the Contract Area Block B, the Company may take and use from the Contract Area or any Project Area such timber (for construction purposes), soil, stone, sand, gravel, lime, water and other products and materials as are necessary for or are to be used by the Enterprise. In connection with the foregoing and except as otherwise provided in this Agreement, the Company shall observe the laws and regulations in effect on the date of the signing of this Agreement governing the exploitation and use of such natural resources.

5. The Company shall also have the right, in compliance with laws and regulations in effect on the date of the signing of this Agreement, to clear away and remove such timber, overburden and other obstructions as may be necessary or desirable for the Mining, construction of facilities and any other operations of the Company under this Agreement, provided that the Company shall take into account other rights granted by the Government such as grazing, timber cutting and cultivation rights, and rights of way, by conducting its operations under this Agreement so as to interfere as little an possible with such rights.

6. The Company may, at its own expense, also take and use any of such products and materials from other areas outside the Contract Area or any Project Area subject to the rights of other parties, to the approval of the Government, and to the payment of such compensation as may be agreed between the Company and such other parties or Government and in accordance with the laws and regulations in effect on the date of the signing of this Agreement.

7.   At   the  request  of  the  Company,  the  Government  shall
     cooperate in a joint endeavour to alleviate any interference which may arise from others operating under conflicting rights.

8. The Company and the Government recognize that the existing and proposed operations hereunder are to be carried out in an extremely remote area with a difficult environment and that, accordingly, the Company has been and will be required to develop special facilities and carry out special functions for the fulfillment of this Agreement. In recognition of the added burdens and expenses to be borne by the Company and the additional services to be performed by the Company as a result of the location of its activities in a difficult environment, the Government recognizes that appropriate arrangement may be required to minimize the adverse economic and operational costs resulting from the administration of the laws and regulations of the Government from time to time in effect, and in construing the Company's obligations to comply with such laws and regulations.

                           ARTICLE 19

                          FORCE MAJEURE

1. Any failure by the Government or by the Company to carry out any of its obligations under this Agreement shall not be deemed a breach of contract or default if such failure is caused by force majeure, that party having taken all appropriate precaution, due care and reasonable alternative measures with the objectives of avoiding such failure and of carrying out its obligations under this Agreement. If any activity is delayed, curtailed or prevented by force majeure, then anything in this Agreement to the contrary notwithstanding, the time for carrying out the activity thereby affected and the term of this Agreement specified in
     Article 31 shall each be extended for a period equal to the total of the periods during which such causes or their effects were operative, and for such further periods, if any, as shall be necessary to make good the time lost as a result of such force majeure. For the purposes of this Agreement, force majeure shall include among other things: war, insurrection, civil disturbance, blockade, sabotage, embargo, strike and other labor conflict, riot, epidemic, earthquake, storm, flood, or other adverse weather conditions, explosion, fire, lightning, adverse order or direction of any Government de jure or de facto or any instrumentality or subdivision thereof, act of God or the public enemy, breakdown of machinery having a major effect on the operation of the Enterprise and any cause (whether or not of the kind hereinbefore described) over which the affected party has no reasonable control and which is of such a nature as to delay, curtail or prevent timely action by the party affected.

2. The Party whose ability to perform its obligations is affected by force majeure shall notify as soon as practicable the other party thereof in writing, stating the cause, and the parties shall endeavour to do all reasonable acts and things within their power to remove such cause; provided, however, that neither party shall be obligated to resolve or terminate any disagreement with third parties, including labor disputes, except under conditions acceptable to it or pursuant to the final decision of any arbitral, judicial or statutory agencies having jurisdiction to finally resolve the disagreement. As to labor disputes, the Company may request the Government to cooperate in a joint endeavour to alleviate any conflict which may arise.

                           ARTICLE 20

                             DEFAULT

1. Subject to the provisions of Article 19 of this Agreement, in the event that the Company is found to be in default in the performance of any provision of this Agreement, the Government, as its remedy under this Agreement, shall give the Company written notice thereof (which notice must state that it is pursuant to this Article) and the Company shall have a reasonable period specified in such notice, not in excess of one hundred and eighty days after receipt of such notice, to correct such default. In the event the Company corrects such default within such period, this Agreement shall remain in full force and effect without prejudice to any future right of the Government in respect of any future default. In the event the Company does not correct such default within the time stipulated in the notice, the Government shall have the right to terminate this Agreement in accordance with the provisions of Article 22.

     Any failure by the Company to comply with any provisions of this Agreement relating to one or more Mining Areas, and not to all Mining Areas or to the Enterprise as a whole, shall not be considered to be a default under this Article 20. In the event of such failure, after notice to the Company in accordance with the preceding paragraph and failure by the Company to correct such failure in accordance therewith, the Government shall have the right to close such Mining Areas or any part thereof and to require the Company to relinquish such Mining Areas or such parts.

2. Notwithstanding the provision of paragraph 1 of this Article, in the event the Company shall be found to be in default in the making of any payment of money to the Government which the Company is required to make pursuant to
     Article 12 or Article 13, the period within which the Company must correct such default shall be thirty days after the receipt of notice thereof. The penalty for late payment shall be an interest charge on the amount in default from the date the payment was due, at the rate of the New York prime interest rate in effect at the date of default plus 4%. This and other penalties provided for in this Article may not be taken as deduction in the calculation of taxable income.

3. The Company shall not be deemed to be in default in the performance of any provision of this Agreement concerning which there is any dispute between the Parties until such time as all disputes concerning such provision, including any contention that the Company is in default in the performance thereof or any dispute as to whether the Company was provided a reasonable opportunity to correct a default, have been settled as provided in Article 21.

                           ARTICLE 21

                     SETTLEMENT OF DISPUTES

1. The Government and the Company hereby consent to submit all disputes between the Parties hereto arising, before or after termination hereof, out of this Agreement or the application hereof or the operations hereunder, including contentions that a Party is in default in the performance of its obligations hereunder, for final settlement, either by conciliation, if the Parties wish to seek an amicable settlement by conciliation, or to arbitration. Where the Parties seek an amicable settlement of a dispute by conciliation, the conciliation shall take place in accordance with the UNCITRAL Conciliation Rules contained in resolution 35/52 adopted by the United Nations General Assembly on 4 December, 1980 and entitled "Conciliation Rules of the United Nations Commission on International Trade Law" as at present in force. Where the Parties arbitrate, the dispute shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules contained in resolution 31/98 adopted by the United Nations General Assembly on 15 December, 1976 and entitled "Arbitration Rules of the United Nations Commission on International Trade Law" as at present in force. The foregoing provisions of this paragraph do not apply to tax matters which are subject to the jurisdiction of Majelis Pertimbangan Pajak (The Consultative Board of Taxes). The language to be used in conciliation and arbitration proceedings shall be the English language, unless the Parties otherwise agree.

2. Before the Government or the Company institutes an arbitration proceeding under the UNCITRAL Arbitration Rules, it will use its best endeavors to resolve the dispute through consultation and use of administrative remedies; provided that the Company shall not be obligated to pursue any such remedies for more than one hundred and twenty days after it has notified the Government of an impending dispute if such remedies involve a request or application to the Government or any of its departments or instrumentalities.

3. Conciliation or arbitration proceedings conducted pursuant to this Article shall, if appropriate arrangements can be made, be held in Jakarta, Indonesia, unless the Parties agree upon another location or unless the aforesaid rules or the procedures thereunder otherwise require. The provisions of this Article shall continue in force notwithstanding the termination of this Agreement. An award pursuant to any such arbitration proceedings shall be enforceable against and binding upon the Parties hereto, and shall be specifically enforceable in Indonesia, whether or not the proceedings have been held in Indonesia.

                           ARTICLE 22

                           TERMINATION

1. At any time during the term of this Agreement, after having used all reasonable diligence in its endeavour to conduct its activities under this Agreement, if in the Company's opinion the Enterprise is not workable, the Company shall consult with the Department and may thereafter submit a written notice to terminate this Agreement and to be relieved of its obligations hereunder. At the time of the submission of such notice, the Company shall make available to the Department, to the extent requested by the Department, all relevant data and information related to the Company's activities under this Agreement which have not theretofore been delivered to the Department. Such data and information shall include but not be limited to documents, maps, plans, work sheets and other technical data and information. Upon confirmation of termination by the Department or within a period of six months from the date of the giving of such written notice by the Company, whichever shall first occur, this Agreement shall automatically terminate and the Company shall be relieved of its obligations under this Agreement except as hereinafter specifically provided in this Article.

2. Upon termination of this Agreement pursuant to this Article 22 or termination of this Agreement by reason of the expiration of the term of this Agreement, all Contract Properties, movable and immovable, of the Company within the Project Areas and Mining shall be offered for sale to the Government at cost or market value, whichever is the lower, but in no event lower than the depreciated book value. The Government shall have an option, valid for thirty days from the date of such offer, to buy, within ninety days after acceptance by the Government of such offer, all such property at the agreed value payable in United States
     Dollars and through a bank to be agreed upon by both Parties. If the Government does not accept such offer within the said thirty day period, the Company may sell, remove or otherwise dispose of any or all of such property during a period of twelve months after the expiration of such offer. The Government will use its best efforts to facilitate the disposition by the Company of any of such Contract Properties that the Company desires to dispose of. Any of such Contract Properties not so sold, removed or otherwise disposed of shall become the property of the Government without any compensation to the Company.

3. It is agreed, however, that any Contract Properties, movable and immovable, which shall at time of any such termination be in use for a public purpose such as roads, schools and hospitals, with the equipment therein, within Indonesia shall immediately become the property of the Government without any compensation to the Company; and the Company shall recognize the items referred to in paragraph (c) of sub-paragraph 1 of Article 24 of Law No. 11 of 1967 relating to safety, and paragraphs 3, 4 and 5 of Article 46 of Government Regulations No. 32 of 1969.

4. All sales, removals or disposals of the Company's property pursuant to any such termination shall be effected according to the laws and regulations from time to time in effect; any gain or loss from sale or disposal as related to the written down book value shall be determined in accordance with
     Article 13 of this Agreement. All values shall be based on generally accepted accounting principles.

5. Rights and obligations which have come into effect prior to any such termination and rights and obligations relating to transfer of currencies and properties which have not yet been completed at the time of such termination shall continue in effect for the time necessary or appropriate fully to exercise such rights and discharge such obligations. Additionally, the Company shall be granted the right to transfer abroad all or any proceeds of sale received under this Article 22 subject to the requirements of Article 15.

                           ARTICLE 23

                   COOPERATION OF THE PARTIES

1. The Parties to this Agreement agree that they will at all times use their best efforts to carry out the provisions of this Agreement to the end that the Enterprise may at all times be conducted with efficiency and for the optimum benefit of the Parties.

2. The Company agrees to plan and conduct all operations under this Agreement in accordance with the standards and requirements imposed elsewhere in this Agreement for the sound and progressive development of the Mining industry in Indonesia, to give at all times full consideration to the aspirations and welfare of the people of the Republic of Indonesia and to the development of the Nation, and to cooperate with the Government in promoting the growth and development of Indonesian economic and social structure, and subject to the provisions of this Agreement, at all times to comply with the laws and regulations of Indonesia from time to time in effect.

3. The Department on behalf of the Government agrees that during the term of this Agreement the Government, consistent with Law No. 1 of 1967 on Foreign Capital Investment, (i) will take no action which is inconsistent with the provisions of this Agreement so as to adversely affect the conduct of the Enterprise hereunder, including, without limitation, any action of condemnation or nationalization of the Enterprise or any part thereof, and (ii) will at all times cooperate with the Company in handling all administrative actions and determinations relating to the Enterprise in the most expeditious manner consistent with orderly procedures.

                           ARTICLE 24

                 PROMOTION OF NATIONAL INTEREST

1. In the conduct of its activities under the Agreement, the Company shall, consistent with its rights and obligations elsewhere under this Agreement, give preference to Indonesian consumers' requirements for its Products and the Company and its Affiliates and subcontractors shall in good faith and to the fullest practicable extent utilize Indonesian manpower, services and raw materials produced from Indonesian sources and products manufactured in Indonesia to the extent such services and products are available on a competitive time, cost and quality basis, provided that in comparing prices of goods produced or manufactured in Indonesia to the price of imported goods there shall be added a premium (not in excess of twelve and a half percent) and other expenses (excluding VAT) incurred up to the time the imported goods are landed in Indonesia.

2. From time to time during the periods herein specified, the Company will offer for sale or cause to be offered for sale shares of the capital stock of the Company in furtherance of the policy of Indonesia to encourage ownership in Indonesian companies by Indonesian Nationals, in the manner provided in this paragraph 2 of Article 24. For purposes of this paragraph 2 of Article 24, the term "Indonesian National" means an Indonesian citizen, an Indonesian legal entity controlled by Indonesian citizens, or the Government of the Republic of Indonesia.

     a. As soon as practicable after the date of the signing of this Agreement, but in any event commencing no later than the fifth anniversary of the date of the signing of this Agreement and concluding no later than the tenth anniversary of the date of the signing of this Agreement, the Company will offer for sale in public offerings on the Jakarta Stock Exchange or otherwise to Indonesian Nationals, to the extent requested by the Government to meet the requirements of then existing laws and regulations and to the extent the financial market conditions in Indonesia at the time permit the shares to be sold in an orderly market at a fair price, sufficient shares to equal, after giving effect of such sale, directly or indirectly, 10% of the outstanding issued share capital of the Company.

     b. During the first twelve-month period following the tenth anniversary of the date of the signing of this Agreement, and in each twelve-month period thereafter for a total of ten such periods, to the extent requested by the Government to meet the requirements of then existing Indonesian law and to the extent the financial market conditions in Indonesia at the time permit the shares to be sold in an orderly market at a fair price, the Company will offer for sale in public offerings on the Jakarta Stock Exchange, or otherwise to Indonesian Nationals, sufficient shares to equal, after giving effect to such sales, directly or indirectly, 2.5% of the outstanding issued share capital of the Company, until such time as the aggregate number of shares sold pursuant to this paragraph 2 of this Article 24 shall be sufficient to equal, directly or indirectly, after giving effect to all such sales and any shares now or hereafter owned by the Government, 45% of the outstanding issued share capital of the Company; provided that at least 20% of such outstanding issued share capital shall have been sold on the Jakarta Stock Exchange, and provided, further, that if at least 20% of such outstanding issued share capital is not so sold on the Jakarta Stock Exchange, the Company shall be required to sell or cause to be sold in public offerings on the Jakarta Stock Exchange, or otherwise to Indonesian Nationals, sufficient shares to equal a total of 51% of the issued share capital of the Company not later than the twentieth anniversary of the date of the signing of this Agreement, to the extent requested by the Government to meet the requirements of then existing laws and regulations and to the extent the financial market conditions in Indonesia at the time permit the shares to be sold in an orderly market at a fair price.

     c. The Government and the Company agree that any sales of shares in excess of those required to be made in any period shall reduce the number of shares required to be offered in the next succeeding period or periods, and that any shares required to be offered in one period but not sold during such period shall be added to the number of shares so offered for sale in the next succeeding period or periods.

     d. If after the signing of this Agreement then effective laws and regulations or Government policies or actions impose less burdensome divestiture requirements than set forth herein, such less burdensome divestiture requirements shall be applicable to the parties to this Agreement.

     e. The shares to be sold will be either newly issued shares or shares held by foreign shareholders.

     f. The proceeds from sales pursuant to this paragraph will not be subject to tax in the hands of the Company or to its shareholders, provided such shareholders do not have a permanent establishment in Indonesia.

     g. Sales pursuant to this paragraph shall satisfy all requirements of Indonesian law with respect to the required sale of stock interests in the Company to Indonesian Nationals.

3. The Company shall continue to seek to include Indonesian citizens among the members of its Board of Commissioners (Dewan Komisaris). To this end at least one seat on the Board of Commissioners will continuously be occupied by an Indonesian citizen who shall be designated by the Company with the approval of the Government.

                           ARTICLE 25

                REGIONAL COOPERATION IN REGARD TO
                    ADDITIONAL INFRASTRUCTURE

1. The Company will at all times cooperate with the Government in utilizing its best efforts to plan and coordinate its activities, and proposed future projects in the Contract Area or the Project Areas. Living accommodation and facilities and working conditions provided by the Company for its operations shall be of a Government standard commensurate with those of good employers operating in Indonesia.

2. In relation to the region, the Company will endeavour to assist in maximizing the economic and social benefits generated by the Enterprise in the Contract Area in respect to:

     (i) coordinating such benefits with local and regional infrastructure studies limitations by the Government together with any benefits generated by other interested local, foreign and international public and private entities; and

     (ii) assisting and advising the Government, when requested, in its planning of the infrastructure and regional development which the Company may deem useful to the Enterprise and to existing and future industries and activities in the area of the Enterprise.

3. The Company shall allow the public and the Government to use any wharf and harbor installations, air strips or roads which have been constructed by the Company pursuant to this Agreement and which are located outside the Mining Areas and the related Project Areas provided that;

     (i) any such use shall be subject to such regulations and limitations as the Company shall reasonably impose, and shall in no event adversely affect or interfere with the Company's operations hereunder and

     (ii) the Company shall be entitled to impose such charges therefor as shall be appropriate to reflect the cost of maintaining such facilities and, with respect to any commercial use of such facilities, the capital cost thereof.

4. The Company shall maintain and be responsible for the maintenance of all roads in the Mining Areas.

5.   All  roads  constructed by the Company  outside  the  Mining
     Areas, to the extent used by the public, shall be public roads for the purposes of the provisions of the traffic laws and regulations from time to time in effect in Indonesia. To the extent that the plans and designs for the Enterprise as approved by the Government so provide and thereafter from time to time, the Government shall make such special regulations under the traffic laws as it considers necessary or desirable for the proper safety of the users of the said roads.

6. If the Company's use of the existing public roads results in or is likely to result in significant damage or deterioration, the Company shall pay to the Government or other authority having control over the roads the cost (or an equitable proportion thereof having regard to the use of such roads by others) of preventing or making good such damages or deterioration or of upgrading to a standard necessary having regard to the increased traffic. In addition, the Government or other authority having control over any such road may require the Company to pay a maintenance user charge based upon what is fair and reasonable having regard to the continuing cost (excluding any profit to the Government or such other authority) of operation and maintenance of that road and the use of that road by others; provided, that, in lieu of making such payments, the Company shall have the right to elect to maintain at its own expense any such road needed by it for its operations hereunder.

7. In the event that the Government is unable to provide adequate telecommunications facilities, the Company may, in accordance with rules and regulations from time to time in effect in Indonesia, install and operate such telecommunications facilities; provided that it shall allow the Government and the public to use such facilities on the following terms: (i) any such use shall be subject to such regulations and limitations as the Company shall reasonably impose, and shall in no event adversely affect or interfere with the Company's operations hereunder and (ii) the Company shall be entitled to impose such charges therefor as shall be appropriate to reflect the cost of maintaining and operating such facilities and, with respect to any commercial use of such facilities, the capital cost thereof. In the event that, prior to any such installation by the Company, adequate telecommunications facilities of the type needed by the Enterprise can be provided by the Government, the Company shall be obliged to use the Government's network and pay reasonable standard charges for telecommunications services.

8. The Company may at its own cost, in accordance with the laws and regulations from time to time in effect in Indonesia, construct and establish and develop camps or permanent facilities sufficient to service the needs of the Enterprise.

                           ARTICLE 26

             ENVIRONMENTAL MANAGEMENT AND PROTECTION

1. The Company shall, in accordance with prevailing Environmental and natural preservation laws and regulations of Indonesia from time to time in effect, use its best efforts to conduct its operations under this Agreement so as to minimize harm to the Environment and utilize recognized modern Mining industry practices to protect natural resources against unnecessary damage, to minimize Pollution and harmful emissions into the Environment, to dispose of Waste in a manner consistent with good Waste disposal practices, and in general to provide for the health and safety of its employees and the local community. The Company shall not take any acts which may unnecessarily and unreasonably block or limit the further development of the resources of the area in which it operates.

2. The Company shall install and utilize such internationally recognized modern safety devices and shall observe such internationally recognized modern safety precautions as are provided and observed under conditions and operations comparable to those undertaken by the Company under this Agreement, including measures designed to prevent and control fires.

3. The Company shall include in the Feasibility Study for each New Mining Area an Environmental Impact Study which analyzes the potential impact of its operations on land, water, air, biological resources and human settlements. The Environmental study will also outline measures which the Company intends to use to mitigate adverse impacts.

                           ARTICLE 27

                   LOCAL BUSINESS DEVELOPMENT

1. The Company shall to the extent reasonably and economically practicable, having regard to the nature of the particular goods and services, promote, support, encourage and lend assistance to Indonesian nationals desirous of establishing enterprises and businesses providing goods and services for the Enterprise and for any permanent settlements constructed by the Company and the residents thereof, and shall generally promote, support, encourage and assist the establishment and operation of local enterprises outside the Mining Areas and any related Project Areas.

2. The Company shall make maximum use of Indonesian subcontractors where services are available from them at competitive prices and of comparable standards with those obtainable from other third party suppliers, whether inside or outside Indonesia.

3. Insofar as it is practicable, the Company shall give first preference in its assistance hereunder to landowners in and other people originating from the area of the Enterprise.

4. Except as otherwise agreed by the Government, the Company shall, at the commencement of the Feasibility Studies Period with respect to an Exploration Area, appoint for such period as is reasonably necessary, a member of its staff who has had experience within Indonesia with respect to the establishment, control and day-to-day running of enterprises controlled and run by Indonesians and who shall:

     (i) identify activities related to the Enterprise including the provision of goods and services as described above which can be carried on by Indonesian nationals or local enterprise on a basis which is competitive as to time, cost and quality to the goods and services otherwise available to the Company;

     (ii) advise  and  assist  Indonesian nationals  desirous  of
          carrying   on   those  activities  or  of  establishing
          enterprises to do the same; and

     (iii)     implement, or assist in the implementation of, the
          Business   and   Community   Development   Program   as
          hereinafter described on behalf of the Company.

     The staff member appointed for this purpose shall be a full time employee of the Company.

5. The Company will, directly or indirectly, provide funds for, and assist in the development of, a Business and Community Development Program designed to assist Indonesian nationals in the province in which the Enterprise is located. The Company and the Government have agreed to cooperate closely in carrying out such program.

6. Except as otherwise agreed by the Government, the Business and Community Development Program will make provision insofar as is practicable for the following (except to the extent of activities to be carried out directly by the Company):

     (i)  enterprises  involved in the supply and maintenance  of
          Mining   equipment  and  the  provision  of  consumable
          supplies;

     (ii) subcontracting to self-employed equipment operators for road construction and maintenance work;

     (iii) subcontracting of site preparation, construction and maintenance of houses, Government buildings, industrial facilities and other works and buildings and facilities to be established, including concreting, welding, tank constructions, steel fabrication, plumbing, electrical work and timberwork;

     (iv) enterprises involved in town services such as sewer and garbage collection, treatment and disposal, passenger transport, freight carriage of consumer items and stevedoring (except in relation to the shipping of the Products of the Mine).

     (v)  enterprises  involved  in trade  stores,  supermarkets, other  retail outlets, canteens, restaurants,  taverns,
          cinemas,  social  clubs,  cleaning  and  laundry,   and
          vehicle maintenance and repair facilities;

     (vi) enterprises involved in the supply of fresh fruits, vegetables, meat and fish; and

     (vii) other activities agreed to by the Company and the Government;

     in each case on a basis which is competitive as to time, cost and quality to the goods and services otherwise available to the Company.

7. Except as otherwise agreed by the Government, the Business and Community Development Program shall also include details of:

     (i)  the time schedule for its implementations;

     (ii) those additional activities which could be established by Indonesian nationals;

     (iii) those activities in which the Company intends to commence operating but which will be transferred to Indonesian nationals at a later date, on a commercial basis; and

     (iv) any  facilities  by  way  of  training,  technical   or
          financial assistance which can be made available to facilitate the smooth transition of ownership and operation to Indonesian nationals.

8. Except as otherwise agreed by the Government, the Business and Community Development program shall be reviewed annually by the Company, in consultation with the Government, and may be altered by mutual consent between the Company and the Government with a view to securing the maximum benefit to Indonesian nationals and local enterprises from the operations of the Company and the carrying out of the Enterprise.

9. Except as otherwise agreed by the Government, the Company shall consult from time to time with representatives of the Government and furnish the Government annually with a report concerning the following:

     (i) the implementation of the training and manpower aspects of the Business and Community Development Program;

     (ii) the implementation of provisions relating to local purchasing of supplies; and

     (iii) the implementation of provisions relating to local business development.

                           ARTICLE 28

                    MISCELLANEOUS PROVISIONS

1. Each of the Parties agrees to execute and deliver all such further instruments, and to do and perform all such further acts and things, as shall be necessary or convenient to carry out the provisions of this Agreement.

2. Any notice, request, waiver, consent approval and other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given or made when it shall be delivered by hand or by mail, telegram, cable or radiogram, with postage or transmission charges fully prepaid, to the Party to which it is required or permitted to be given or made at such Party's address hereinafter specified, or at such other addresses as such Party shall have designated by notice to the Party giving such notice or making such request:

     To the Government addressed to:

          The Ministry of Mines and Energy of the Republic of Indonesia
          c/o The Director General of Mines
          Jalan Jenderal Gatot Subroto Kav. 49
          Jakarta 10001, Indonesia

     To the Company at its principal office in Jakarta with one copy by airmail telegram, telex, cable or radiogram, with postage or transmission charges fully prepaid to:

          P.T. Freeport Indonesia Company
          P.O. Box 3148
          Jakarta 10001, Indonesia

          Sampoerna Building, 5th floor
          Jalan H. R. Rasuna Said X-7 No. 6
          Jakarta 12940, Indonesia,

          With a copy to:

          Freeport-McMoRan Copper & Gold Inc.
          1615 Poydras Street
          New Orleans, LA 70112
          United States of America

3. The Minister or his designee may take any action or give any consent on behalf of the Government which may be necessary or convenient under or in connection with this Agreement for its better implementation and any action so taken or consent so given shall be binding upon the Government and any instrumentality or subdivision thereof.

4. This Agreement shall have the force and effect of law. This Agreement shall supersede the Prior Contract. The Government and the Company have entered into a Memorandum of Understanding which sets forth certain matters necessary to the supersession of the Prior Contract and the continuation by the Company under this Agreement of the operations previously conducted under the Prior Contract. By its approval of this Agreement the Government acknowledges its responsibility for this Agreement and the Memorandum of Understanding.

5. When required by context of this Agreement, each number (singular or plural) shall include all numbers and each gender shall include all genders. The headings appearing in this Agreement are not to be construed as interpretations of the text or provisions hereof, but are intended only for convenience of reference.

6. The terms of this Agreement (including the Annexes hereto and the Memorandum of Understanding referred to in paragraph 4 of this Article) constitute the entire agreement between the Parties hereto and no previous communications, representations or agreements, either oral or written between the Parties hereto with respect to the subject matter thereof shall vary the terms of this Agreement.

7. Unless the context otherwise expressly requires, where reference is made in this Agreement to the laws or regulations of Indonesia such reference shall be to the laws and regulations of Indonesia generally applicable to foreign Mining companies in Indonesia in effect from time to time.

8. Where an approval or consent or concurrence of a Ministry or the Government of Indonesia or any subdivision or instrumentality thereof is required, and where an application is made by the Company to the Government of Indonesia under this Agreement, such approval or consent will not be unreasonably withheld or delayed.

                           ARTICLE 29

                           ASSIGNMENT

1. This Agreement may not be transferred or assigned (including for the purpose of financing) in whole or in part, without the prior written approval of the Minister; provided, that, in the event of any such transfer or assignment, the Company shall not be relieved from any of its obligations hereunder except to the extent that the transferee or assignee shall assume such obligations.

2. The shareholders in the Company shall not transfer shares in the Company without the prior written consent of the Minister which shall not be unreasonably withheld or delayed; provided that the written consent of the Minister shall not be required in the case of:

     a. a transfer of shares pursuant to Article 24 or, with respect to shares listed on the Jakarta Stock Exchange, subsequent transfers thereof; or

     b. a transfer by a shareholder of all or some its shares to FCX or an Affiliate thereof.

                           ARTICLE 30

                            FINANCING

1. The Company shall have sole responsibility for financing the Enterprise and shall maintain sufficient capital to carry out its obligations under this agreement. The Company may determine the extent to which the financing shall be accomplished through issuance of shares of the Company or through borrowings by the Company; provided, that, the Company shall at all times maintain a ratio of shareholders capital to indebtedness which is sufficient to reasonably assure its solvency for the benefit of the Government and its creditors and shareholders.

2. Any long term borrowing by the Company pursuant to agreements entered into after the date of signing of this
     Agreement shall be on such repayment terms and at such effective rates of interest (including discounts, compensating balances and other costs of obtaining such borrowings) as are reasonable and appropriate for Mining companies in circumstances then prevailing in the international money markets, after complying with existing procedures for obtaining foreign loans.

3. For the purpose of securing financing, the Company may mortgage, pledge or otherwise encumber its assets, subject to paragraph 1 of Article 29.

                           ARTICLE 31

                              TERM

1. This Agreement shall become effective on the date of the signing of this Agreement.

2. Subject to the provisions herein contained, this Agreement shall have an initial term of 30 years from the date of the signing of this Agreement; provided that the Company shall be entitled to apply for two successive ten year extensions of such term, subject to Government approval. The Government will not unreasonably withhold or delay such approval. Such application by the Company may be made at any time during the term of this Agreement, including any prior extension.

                           ARTICLE 32

                          GOVERNING LAW

1. Except as otherwise expressly provided herein, this Agreement, its implementation and operation shall be governed and construed and interpreted in accordance with the laws of the Republic of Indonesia which are presently in force.

2. This Agreement has been drawn up in both the Indonesian and English languages and both texts are valid. In the event of any divergency between the two texts, however, the English text shall prevail and shall be considered the official text.

In witness whereof, the Parties hereto have caused this Agreement to be duly executed as of the date appearing at the beginning of this Agreement.


                    FOR THE GOVERNMENT OF THE
                    REPUBLIC OF INDONESIA



                     /s/GINANDJAR KARTASASMITA
                    ---------------------------------------------
                    MINISTER OF MINES AND ENERGY


                    FOR P.T. FREEPORT INDONESIA COMPANY


                    BY:  /s/HOEDIATMO HOED
                    ---------------------------------------------
                          President Director